Exhibit 10.9

EXECUTION VERSION

AMENDMENT AND RESTATEMENT AGREEMENT

Dated as of September 17, 2015

THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Agreement”) is made as of September 17, 2015 by and among SFX Entertainment, Inc., a Delaware corporation (the “Borrower”), each of the Subsidiary Guarantors party hereto, the Lenders party hereto (collectively, the “Lenders”) and Barclays Bank PLC, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), under that certain Credit Agreement dated as of February 7, 2014 by and among the Borrower, the Lenders party thereto and the Administrative Agent (as amended by that certain Amendment No. 1, dated as of August 15, 2014 and by that certain Amendment No. 2, dated as of March 16, 2015 and as in effect on the date hereof, the “Existing Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Restated Credit Agreement (as defined below).

WHEREAS, on the Amendment and Restatement Effective Date the Lenders will become party to the Existing Credit Agreement pursuant to that certain Assignment and Assumption, dated as of the date hereof, between Barclays Bank PLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC, UBS AG, Stamford Branch (collectively, the “Existing Lenders”) and the Lenders (the “Assignment and Assumption”).

WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement;

WHEREAS, the parties hereto have agreed to such amendment and restatement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to enter into this Agreement.

1.             Amendment and Restatement of the Existing Credit Agreement.  (a) Effective on the Amendment and Restatement Effective Date (as defined below), (x) the Existing Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto (the “Restated Credit Agreement”) and (y) in respect of the Restated Credit Agreement, Schedules 2.01, 3.03, 3.06, 3.07, 3.13, 3.14, 3.17, 3.19(a), 6.01 and 6.03 to the Existing Credit Agreement are hereby replaced in their entirety with the corresponding Schedule set forth in Exhibit B hereto.  From and after the effectiveness of such amendment and restatement, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Restated Credit Agreement, and the term “Credit Agreement”, as used in the other Loan Documents, shall mean the Restated Credit Agreement.

(b)           Subject to Section 3 below, (i) all “Commitments” as defined in, and in effect under, the Existing Credit Agreement on the Amendment and Restatement Effective Date shall continue in effect under the Restated Credit Agreement, (ii) all “Loans” as defined in, and outstanding under, the Existing Credit Agreement on the Amendment and Restatement Effective Date shall continue to be outstanding under the Restated Credit Agreement, (iii) all “Swingline Loans” as defined in, and outstanding under, the Existing Credit Agreement on the Amendment and Restatement Effective Date shall be converted into “Revolving Loans” as defined in the Existing Credit Agreement and shall continue to be outstanding under the Restated Credit Agreement, (iv) a new Interest Period with a duration of one month after the Amendment and Restatement Effective Date shall commence on the Amendment and

Restatement Effective Date with respect to all Eurodollar Rate Loans outstanding immediately prior to the Amendment and Restatement Effective Date and (v) on and after the Amendment and Restatement Effective Date the terms of the Restated Credit Agreement will govern the rights and obligations of the Borrower, the Lenders and the Administrative Agent with respect to the foregoing.

(c)           The amendment and restatement of the Existing Credit Agreement as contemplated hereby shall not be construed to discharge or otherwise affect any obligations of the Borrower accrued or otherwise owing under the Existing Credit Agreement that have not been paid, it being understood that such obligations will constitute obligations under the Restated Credit Agreement.

2.             Release of SFX Collateral Account.  Upon the Amendment and Restatement Effective Date, (i) the security interest, lien, securities account control agreement and pledge with respect to the SFX Collateral Account (as defined in the Existing Credit Agreement) in favor of the Collateral Agent pursuant to the Account Pledge Agreement (as defined in the Existing Credit Agreement) shall be automatically terminated and released (without recourse and without any representation or warranty of any kind (either express or implied)) with no further action on the part of the Collateral Agent, the Lenders, the Existing Lenders or the Administrative Agent, (ii) the Account Pledge Agreement shall be automatically terminated and of no further force and effect, except for any indemnification or other provisions of the Account Pledge Agreement that expressly survive the termination of such agreement, (iii) any Account Proceeds (as defined in the Account Pledge Agreement) in the SFX Collateral Account as of the Amendment and Restatement Effective Date shall be automatically released and delivered to the Assignor (as defined in the Account Pledge Agreement) with no further action on the part of the Collateral Agent, the Lenders, the Existing Lenders or the Administrative Agent and (iv) the Collateral Agent agrees to deliver or execute and deliver all further instruments and documents, and take any other actions, which are reasonably required to evidence the release and termination of the security interest, lien, securities account control agreement or pledge contemplated in this Section 2, in each case without recourse, without any representation or warranty of any kind (either express or implied) and solely at the request and expense of the Borrower, unless any of the foregoing actions (x) would expose the Collateral Agent or any officer of the Collateral Agent to personal liability or (y) would not be permitted under applicable Law or the Loan Documents.

3.             Amendment Fee.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Existing Lender, all interest, fees and other amounts accrued prior to the Effective Date (as defined in the Assignment and Assumption).

(b)           The Borrower agrees to pay, on the Amendment and Restatement Effective Date, to each Lender that executes and delivers a counterpart of this Agreement (as provided in Section 4(a) below), the nonrefundable fees set forth in that certain Fee Letter, dated as of the date hereof, between the Lenders and the Borrower (the “Fee Letter”).

4.             Conditions of Effectiveness.  The amendment and restatement of the Existing Credit Agreement pursuant to Section 1 of this Agreement shall become effective as of the first date (the “Amendment and Restatement Effective Date”) on which each of the following conditions shall have been satisfied, as determined by the Lenders in their reasonable discretion:

(a)           The Administrative Agent (or its counsel) shall have received from each of the Borrower, the Subsidiary Guarantors and the Lenders a counterpart of this Agreement signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a

2

counterpart of this Agreement.

(b)           The Administrative Agent and each Lender shall have received a favorable written opinion of (i) Paul Hastings LLP, special counsel to the Loan Parties and (ii) Hogan Lovells US LLP, Colorado counsel to certain of the Loan Parties, in each case, addressed to the Administrative Agent and the Lenders and dated the Amendment and Restatement Effective Date, in form and substance reasonably satisfactory to the Lenders and covering such matters relating to the Borrower, the Loan Documents, this Agreement and the transactions contemplated hereby as the Administrative Agent and the Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Administrative Agent and each Lender shall have received (i) certificates relating to the organization, existence and good standing of the Borrower and the authorization of this Agreement (including the Restated Credit Agreement) and the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent, the Lenders and their counsel and (ii) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(d)           The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects as of the Amendment and Restatement Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects. No Default or Event of Default shall have occurred and be continuing as of the Amendment and Restatement Effective Date and the Administrative Agent and each Lender shall have received a certificate, dated the Amendment and Restatement Effective Date and signed by a Financial Officer of the Borrower, confirming the foregoing and confirming the matters set forth in clause (e) below.

(e)           The Administrative Agent and each Lender shall have received conclusive evidence, including such documents and certificates as the Administrative Agent, the Lenders or their counsel may reasonably request, that (i) Sillerman Investment Company III LLC shall have, substantially simultaneously with the effectiveness of the Restated Credit Agreement, invested $15 million in cash (less the principal amount (not to exceed $3,500,000 in the aggregate) of Indebtedness of the Group Members owed to SIC which is released, repaid or deemed repaid on the Amendment and Restatement Effective Date) in the Borrower, and (ii) Series B Investors have invested $30 million in cash in the Borrower, in each case, in the form of preferred equity securities of the Borrower on terms reasonably acceptable to the Lenders.

(f)            Each Lender shall have received, to its satisfaction, (i) a report of Uniform Commercial Code financing statement Lien searches showing any Liens on the Collateral, (ii) each document required by any Loan Document or under any Law or reasonably requested by the Administrative Agent or any Lender to be filed, registered or recorded to create and perfect, in favor of the Administrative Agent a first priority Lien upon the Collateral, and (iii) evidence of file stamped copies of existing Uniform Commercial Code financing statements.

(g)           The Borrower shall have delivered to the Lenders (i) the Audited Financial Statements, (ii) the Projections and (iii) the audited consolidated balance sheet of the Borrower for the Fiscal Years ended December 31, 2013 and December 31, 2012, the related consolidated statements of income or operations, shareholders’ equity and cash flows for each such Fiscal Year, without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

3

(h)           Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary in connection with the consummation of the transactions contemplated in this Agreement and the Assignment and Assumption.

(i)            Except as set forth on Schedule 3.06 of the Existing Credit Agreement, there shall be no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes to which a Group Member is a party with, by or before any Governmental Authority, other than those that would not reasonably be expected to materially and adversely affect the Obligations, the Loan Documents and the other transactions contemplated in this Agreement and the Assignment and Assumption.

(j)            The Administrative Agent and the Lenders shall have received all fees and expenses set forth in the Fee Letter and all other fees, costs and expenses (including legal fees and expenses) and other amounts due and payable on or prior to the Amendment and Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Loan Documents and all fees, costs and expenses (including legal fees and expenses)  incurred in connection with the preparation of this Agreement and the Assignment and Assumption and the other transactions contemplated hereby, whether or not the Amendment and Restatement Effective Date occurs or this Agreement  or the Assignment and Assumption is executed and delivered.

(k)           The Administrative Agent shall have received (i) a written Borrowing Request in accordance with the requirements of Section 2.03 of the Restated Credit Agreement and (ii) a written Interest Election Request in accordance with the requirements of Section 2.07 of the Restated Credit Agreement. The Administrative Agent shall notify the Borrower and the Lenders of the Amendment and Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Credit Extensions hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02).

Upon the occurrence of the Amendment and Restatement Effective Date, the Administrative Agent shall notify the Borrower and the Lenders of the Amendment and Restatement Effective Date, and such notice shall be conclusive and binding.

5.             No Novation.  This Agreement shall not extinguish the Loans or other obligations outstanding under the Existing Credit Agreement.  This Agreement shall be a Loan Document for all purposes.

6.             Governing Law.  This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

7.             Headings.  Section headings in this Agreement are included herein for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.             Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by

4

facsimile or electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

9.             Successors and Assigns. This Agreement shall be binding upon and shall inure to the sole benefit of the Loan Parties, Administrative Agent and Lenders and their respective successors and assigns.

10.          References. Any reference to the Existing Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Agreement shall be deemed to include this Agreement unless the context shall otherwise require.

11.          Modification; Waiver. This Agreement may not be modified orally, but only by an agreement in writing in accordance with Section 9.02 of the Restated Credit Agreement.

12.          Reaffirmation.

(a)           Each of the undersigned Loan Parties, as debtor, grantor, pledgor, guarantor, or in any other similar capacity in which such Loan Party grants liens or security interests in its properties or otherwise acts as an accommodation party or guarantor, as the case may be, in each case under the Loan Documents heretofore executed and delivered in connection with or pursuant to the Existing Credit Agreement (as amended, supplemented or otherwise modified prior to the date of the Agreement, all such agreements being collectively referred to hereinafter as the “Prior Agreements”), (i) hereby consents to this Agreement and the transactions contemplated thereby, (ii) hereby ratifies and reaffirms all of its remaining payment and performance obligations, contingent or otherwise, if any, under each of such Loan Documents (as modified and/or restated by this Agreement)  to which it is a party, (iii) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to any such Loan Documents, hereby ratifies and reaffirms such grant of security and confirms that such liens and security interests continue to secure the Obligations, including, without limitation, all additional Obligations resulting from or incurred pursuant to the Agreement and the Restated Credit Agreement and (iv) to the extent such Loan Party guaranteed or was an accommodation party with respect to the Obligations or any portion thereof, hereby ratifies and reaffirms such guaranties or accommodation liabilities.

(b)           Each of the undersigned Loan Parties further agrees that all references in the Loan Documents being reaffirmed in clause (a) above to any of the Prior Agreements shall hereafter mean and refer to such Prior Agreement as amended by this Agreement.  All references in such Loan Documents to the term “Obligations” shall hereafter mean and refer to the Obligations as redefined in the Restated Credit Agreement and shall include all additional Obligations resulting from or incurred pursuant to the Restated Credit Agreement.  All references to Loan Documents in the Prior Agreements and the Existing Credit Agreement shall hereafter mean and refer to all of the Loan Documents as defined in the Restated Credit Agreement and delivered under the Existing Credit Agreement or the Prior Agreements, together with all amendments, restatements, terminations, replacements, supplements and modifications thereof and thereto

[Signature Pages Follow]

5

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BORROWER:

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name: Richard Rosenstein
Title: Chief Financial Officer and Chief Administrative Officer

SUBSIDIARY GUARANTORS:

SFX/AB LIVE EVENT LLC
SFX EDM HOLDINGS CORPORATION
SFX INTERMEDIATE HOLDCO II LLC
MICHIGAN JJ HOLDINGS LLC
SFXE IP LLC
SFX-PERRYSCOPE LLC
SFX TECHNOLOGY SERVICES, INC.
SFX-EMC, INC.
SFX MANAGING MEMBER INC.
SFX-REACT OPERATING LLC
SFX-LIC OPERATING LLC
WORKTEAM ACQUISITION, LLC
430R ACQUISITION LLC
SFX-HUDSON LLC
SFX-DISCO OPERATING LLC
SFX-IDT N.A. HOLDING LLC
SFX-IDT N.A. HOLDING II LLC
SFX DEVELOPMENT LLC
CORE PRODUCTIONS LLC
SPRING AWAKENING, LLC
FLAVORUS, INC.
SFX-DISCO INTERMEDIATE HOLDCO LLC
ID&T/SFX NORTH AMERICA LLC
SFX MARKETING LLC
SFX-NIGHTLIFE OPERATING LLC
BEATPORT, LLC
LETMA ACQUISITION, LLC
SFX-94 LLC
SFX PLATFORM & SPONSORSHIP LLC
SFX/AB LIVE INTERMEDIATE HOLDCO LLC
SFX/AB LIVE EVENT CANADA, INC.
SFX ACQUISITION, LLC
ID&T/SFX Q-DANCE LLC

Signature Page to Amendment and Restatement Agreement

SFX Entertainment, Inc.

Credit Agreement dated as of February 7, 2014

ID&T/SFX SENSATION LLC
ID&T/SFX MYSTERYLAND LLC
ID&T/SFX TOMORROWWORLD LLC
MADE EVENT, LLC
EZ FESTIVALS, LLC

By:	/s/ Richard Rosenstein
	Name:	Richard Rosenstein
	Title:	Chief Financial Officer and Chief Administrative Officer

Signature Page to Amendment and Restatement Agreement

SFX Entertainment, Inc.

Credit Agreement dated as of February 7, 2014

BARCLAYS BANK PLC, as L/C Issuer, as Swingline Lender and as Administrative Agent

By:	Craig Malloy
Name: Craig Malloy
Title: Director

Signature Page to Amendment and Restatement Agreement

SFX Entertainment, Inc.

Credit Agreement dated as of February 7, 2014

GOLDENTREE 2004 TRUST
By: GoldenTree Asset Management, L.P., as Investment Manager

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

GT NM, L.P.
By: GoldenTree Asset Management, L.P., as Investment Manager

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

SAN BERNARDINO COUNTY EMPLOYEES RETIREMENT ASSOCIATION
By: GoldenTree Asset Management, L.P., as Investment Manager

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

GOLDENTREE INSURANCE FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P
By: GoldenTree Asset Management, L.P., as Investment Manager

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

GOLDENTREE CREDIT OPPORTUNITIES, L.P.
By: GoldenTree Asset Management, L.P., as Investment Manager

By:	/s/ Karen Weber
Name: Karen Weber
Title: Director – Bank Debt

Signature Page to Amendment and Restatement Agreement

SFX Entertainment, Inc.

Credit Agreement dated as of February 7, 2014

EXHIBIT A TO

AMENDMENT AND RESTATEMENT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

September 17, 2015

among

SFX ENTERTAINMENT, INC.,

as the Borrower,

the Lenders party hereto,

and

BARCLAYS BANK PLC,

as Administrative Agent

i

(continued)

(continued)

(continued)

SCHEDULES

SCHEDULE 1.01A	-	Disqualified Institutions
SCHEDULE 1.01B	-	Employee Hiring and Retention Procedures
SCHEDULE 2.01	-	Revolving Commitments
SCHEDULE 3.02	-	Consents
SCHEDULE 3.03	-	Ownership of Group Members
SCHEDULE 3.06	-	Litigation
SCHEDULE 3.07	-	Taxes
SCHEDULE 3.11	-	Labor Matters
SCHEDULE 3.12	-	List of Plans
SCHEDULE 3.13	-	Environmental Matters
SCHEDULE 3.14	-	Intellectual Property
SCHEDULE 3.15	-	Real Property
SCHEDULE 3.17	-	Licenses and Permits
SCHEDULE 3.19(a)	-	Filing Offices
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens
SCHEDULE 6.03	-	Investments
SCHEDULE 6.08	-	Transactions with Affiliates
SCHEDULE 6.09	-	Burdensome Agreements
SCHEDULE 9.01	-	Information for Notices

EXHIBITS

EXHIBIT A	-	Assignment and Assumption
EXHIBIT B	-	Borrowing Request
EXHIBIT C	-	Revolving Note
EXHIBIT D	-	Interest Election Request
EXHIBIT E	-	Prepayment Notice
EXHIBIT F	-	Compliance Certificate
EXHIBIT G	-	Guarantee and Collateral Agreement
EXHIBIT H	-	Intercreditor Agreement
EXHIBIT I-1	-	Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT I-2	-	Tax Compliance Certificate (Foreign Participants That Are Partnerships)
EXHIBIT I-3	-	Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
EXHIBIT I-4	-	Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 17, 2015, among SFX ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto and BARCLAYS BANK PLC, as administrative agent and collateral agent (in such capacities, together with its successors and permitted assigns, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement a $30,000,000 senior secured first lien revolving credit facility;

WHEREAS, Lenders are willing to make available to the Borrower such revolving credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Additional Sillerman Investment” means the investment of $15,000,000 in cash by SIC in the Borrower, in the form of Sillerman Preferred Equity Interests, pursuant to the Sillerman Preferred Equity Documents, on or before the date that is 60 days after the Amendment and Restatement Effective Date, which investment shall be in addition to the Initial Sillerman Investment.

“Adjusted Eurodollar Rate” means, as to any Eurodollar Rate Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period divided by (b) one minus the Eurodollar Reserve Percentage.

“Administrative Agent” has the meaning specified in the preamble of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, the Secured Parties and their Affiliates shall not be deemed to be Affiliates of the Borrower or any of its Affiliates.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of February 7, 2014, between the Administrative Agent and the Borrower.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agent” means the Administrative Agent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.  The Aggregate Revolving Commitments are $30,000,000 as of the date hereof.

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented, waived and/or otherwise modified from time to time.

“Amendment and Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of September 17, 2015, between the Borrower, the Administrative Agent and the Lenders.

“Amendment and Restatement Effective Date” means September 17, 2015.

“Anti-Corruption Law” means each of (a) the United States Foreign Corrupt Practices Act of 1977, (b) the Corruption of Foreign Public Officials Act and (c) the Bribery Act of 2010, in each case, as amended from time to time.

“Applicable Rate” means, for any day with respect to Revolving Loans that are (i) Base Rate Loans, 9.00% per annum and (ii) Eurodollar Rate Loans, 10.00% per annum.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by the terms hereof), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent and the Borrower.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Annex I to the Guarantee and Collateral Agreement delivered pursuant to Section 5.14.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the most recent audited consolidated balance sheet of the Borrower for the Fiscal Year ended December 31, 2014, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           the sum of

(i)            (a) Consolidated EBITDA minus (b) 1.75 times Consolidated Interest Expense, each calculated for the period (taken as one accounting period) from January 1, 2014 to the last day of the Fiscal Quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable, plus

(ii)           100% of the aggregate Net Cash Proceeds, including the fair market value of property other than cash (as reasonably determined in good faith by the Borrower), received by the Borrower from (a) the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Equity Interests of the Borrower (other than Disqualified Equity Interests) or warrants, options or rights to purchase such shares of Equity Interests or (b) the issuance or sale of any Indebtedness or Disqualified Equity Interests of the Borrower or any Restricted Subsidiary (other than (x) Junior Debt or (y) Indebtedness or Disqualified Equity Interests issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time, and to the extent Not Otherwise Applied; provided that, this clause (ii) shall exclude (1) sales of Equity Interests financed as contemplated by Section 6.03(f) or used as permitted under Section 6.06(i), (2) any amounts used to finance the payments or distributions in respect of any Junior Debt pursuant to Section 6.12 and (3) issuances and sales of the Series B Preferred Equity Interests and Sillerman Preferred Equity Interests, plus

(iii)          100% of the aggregate amount of cash, including the fair market value of property other than cash (as reasonably determined in good faith by the Borrower), contributed to the capital of the Borrower (other than by a Restricted Subsidiary) during the period from and including the Business Day immediately following the Closing Date through and including such time, and to the extent Not Otherwise Applied; plus

(iv)          to the extent not already reflected as a return of capital with respect to an Investment for purposes of determining the amount of such Investment, 100% of the aggregate amount of cash received by the Borrower or any Restricted Subsidiary from (1) principal repayments of loans or advances, which constituted Investments under Section 6.03(t) or the sale, conveyance, liquidation or other disposition of (other than to the Borrower or a Restricted Subsidiary) of Investments under Section 6.03(t) made by the Borrower and the Restricted Subsidiaries and from the repurchases and redemptions of such Investments under Section 6.03(t) from the Borrower or any Restricted Subsidiary by any Person (other than the Borrower or a Restricted Subsidiary), (2) from dividends or other distributions on any Investment received or (3) dividends or distributions received by the Borrower or a Restricted Subsidiary from an Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; plus

(v)           to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged into the Borrower or a Restricted Subsidiary or transfers all or substantially all of its assets to the Borrower or a Restricted Subsidiary, the fair market value of the Borrower’s and its Restricted Subsidiaries’ aggregate Investments pursuant to Section 6.03(t) in such Unrestricted Subsidiary as of the date of such redesignation (as reasonably determined in good faith by the Borrower); in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; minus

(b)           an amount equal to the sum of (i) Investments made pursuant to Section 6.03(t), (ii) Restricted Payments made pursuant to Section 6.06(a) and (iii) payments on Junior Debt made pursuant to Section 6.12(d), in each case, made after the Closing Date and prior to such time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Barclays” means Barclays Bank PLC.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted Eurodollar Rate for a one-month term in effect on such day (taking into account any floor under the definition of “Adjusted Eurodollar Rate”) plus 1.00%.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Eurodollar Rate, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Group Member incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.02.

“Borrowing” means a Revolving Borrowing.

“Borrowing Request” means a request for a Revolving Borrowing, which shall be substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close; provided, that when used in connection with a Eurodollar Rate Loan, the term “Business Day” means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capitalized Lease” means all leases that have been or are required to, in accordance with GAAP, be recorded as capitalized leases.  For the avoidance of doubt, “Capitalized Leases” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by, the government of the United States, United Kingdom, Switzerland, Canada and members of the economic and monetary union as contemplated in the Treaty on European Union or (ii) issued by any agency of the government of the United States, United

Kingdom, Switzerland, Canada and members of the economic and monetary union as contemplated in the Treaty on European Union, the obligations of which are fully backed by the full faith and credit of the such government, (b) any readily-marketable direct obligations issued by any other agency of the government of the United States, United Kingdom, Switzerland, Canada and members of the economic and monetary union as contemplated in the Treaty on European Union, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s (or equivalent ratings of another internationally recognized ratings agent), (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) (1) organized under the laws of the United States, any state thereof or the District of Columbia, has capital and surplus in excess of $500,000,000, or (2) organized under the laws of any other jurisdiction and has capital and surplus in excess of $100,000,000 and (B) whose long term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agent), (e) marketable short-term money market and similar securities having a rating of at least P 1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized ratings agent) and in each case maturing within one year after the date of acquisition, (f) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof with maturities of one year or less from the date of acquisition, (g) in the case of any Restricted Subsidiary with operations outside the United States, demand or time deposit accounts used by such Restricted Subsidiary in the ordinary course of business with reputable commercial banks located in the jurisdiction of such operations, (h) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above and (i) shares of any United States money market fund that has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) through (h) above.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by a cash management counterparty.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)           for any reason whatsoever, any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) other than the Permitted Holder is or becomes in a single transaction or a series of related transactions the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Borrower (directly or indirectly through the Voting Stock of any parent company);

(b)           the majority of the seats (other than vacant seats) on the board of directors of the Borrower cease to be occupied by persons who either (i) were members of the board of directors of the Borrower on the Closing Date or (ii) were nominated for election by the board of directors of the Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or

(c)           any change of control (or similar event, however denominated) shall occur under and as defined in the Second Lien Indenture.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans.

“Closing Date” means February 7, 2014.

“Code” means the Internal Revenue Code of 1986, as amended and any successor statute.

“Collateral” means all Property and interests in Property (other than Excluded Assets) and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Collateral Agent” has the meaning specified in the Guarantee and Collateral Agreement.

“Commitment” means a Revolving Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F with such modifications or amendments as may be approved by the Administrative Agent and the Borrower.

“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes or branch profits Taxes.

“Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to Section 2.22(b)).

“Consolidated” means, with respect to any Person, the accounts of such Person and its Restricted Subsidiaries consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) deferred lease expenses, (b)  all income taxes paid or accrued in accordance with GAAP for such period, (c) Consolidated Interest Expense for such period, (d)  depreciation expense for such period, (e) amortization expense for such period including amortization of capitalized debt issuance costs, (f) any income attributable to the minority interest of third parties in any non-wholly owned Restricted Subsidiary of such Person, (g) any fees, expenses, charges or premiums relating to any issuance of Equity Interests or Investment, acquisition, disposition or recapitalization, or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), including, without limitation any fees, expenses or charges related to the Transactions; (h) Pro Forma Cost Savings; provided that, in no event shall the aggregate amount of Pro Forma Cost Savings exceed, for any Test Period, 15% of Consolidated EBITDA (calculated without giving effect to this clause (h) for such Test Period); (i) any other non-cash charges for such period (including, without limitation, non-cash expenses, impairments, charges, write-offs and write-downs recognized in accordance with FASB ASC Topic 715), all determined on a consolidated basis in accordance with GAAP, (j) the amount which the Borrower reasonably believes in good faith will be recovered by the Borrower or any Restricted Subsidiaries pursuant to a claim made or to be made under enforceable insurance policies in existence as of the date of loss and issued by solvent carriers, for business interruption or other losses or damages suffered by the Borrower or any of its Restricted Subsidiaries; provided, however, that (x) such losses or damages have reduced Consolidated Net Income for the period during which such loss or damage occurred, (y) such insurance proceeds will comprise or replace such losses or damages and (z) the amount included in Consolidated EBITDA shall not exceed the total of such losses or damages; provided, further, that such amounts were identified and quantified in good faith in an officer’s certificate delivered to the Administrative Agent at the time of any calculation of Consolidated EBITDA and the insurance carrier has not denied or indicated it intends to deny such claim and (k) incremental contributions to Consolidated EBITDA that the Borrower reasonably believes in good faith could have been realized or achieved from the guaranteed payments provided under one or more Qualified Marketing Agreements entered into after the beginning of the relevant period and on or prior to the relevant date of determination if such Qualified Marketing Agreements had been effective as of the beginning of such relevant period; provided, however, that such incremental contributions were reasonably identifiable and quantified in good faith in an officer’s certificate delivered to the Administrative Agent at the time of any calculation of Consolidated EBITDA.

“Consolidated Interest Expense” means, for any Person for any period, (a) the aggregate of the interest expense on Indebtedness of such Person and its consolidated Restricted Subsidiaries for such period, on a consolidated basis, including, without limitation, (i) amortization of debt discount; (ii) the net cost under interest rate Hedging Agreements (including amortization of discounts); (iii) the interest portion of any deferred payment obligation; and (iv) accrued interest; but excluding (A) the amortization or write-off of deferred financing fees and debt issuance costs, (B) any commissions, fees and expenses related to financings, and (C) the accretion or accrual of discounted liabilities not constituting Indebtedness; plus (b) (i) dividends declared and paid or payable in cash or Disqualified Equity Interests in respect of all Disqualified Equity Interests of the Borrower or a Restricted Subsidiary held by Persons other than the Borrower or a Restricted Subsidiary and (ii) dividends declared and paid or payable pursuant to the Series B Preferred Equity Documents with respect to the Series B Preferred Equity Interests; provided that, such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such stock (expressed as a decimal) for such period (as estimated by a Financial Officer of the Borrower in good faith); plus (c) the interest component of the Capitalized Leases paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Restricted Subsidiaries during such period (other than any contingent rent paid on Capitalized Leases that is deemed to be interest for purposes of GAAP), minus (d) the interest income (exclusive of deferred financing fees) of such Person and its consolidated Restricted

Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person; provided, that (a) the net income or loss of any Person that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends, distributions or other payments paid in cash to the specified Person or a Restricted Subsidiary thereof; (b) the cumulative effect of a change in accounting principles shall be excluded; (c) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (ii) any sale of assets outside the ordinary course of business of such Person or (iii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries shall be excluded; (d) any extraordinary or nonrecurring expense, charge, income, gain or loss or, together with any related provision for taxes on such extraordinary or nonrecurring expense, charge, income, gain or loss shall be excluded; (e) any non-cash goodwill or intangible asset impairment charges resulting from the application of FASB ASC Topic 805 and FASB ASC Topic 350, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of FASB ASC Topic 805 and FASB ASC Topic 350, as applicable, shall be excluded; (f) any charges related to restructuring, debt retirement, losses on disposal of discontinued operations, losses arising from lease dispositions and costs and expenses arising from the Transactions shall be excluded; (g) all non-cash expenses related to stock-based compensation plans or other noncash compensation, including stock option non-cash expenses, shall be excluded; (h) the calculation of Consolidated Net Income shall not give effect to any deduction for (i) any increased amortization, depreciation or cost of sales resulting from the write-up of assets pursuant to FASB ASC Topic 805 and FASB ASC Topic 350, and (ii) any nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity shall be excluded; and (i) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC Topic 830 shall be excluded.

“Consolidated Secured Net Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Net Debt outstanding on such date that is secured by a Lien on any asset or property of any Group Member.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Debt” means, with respect to any Person for any period, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of such Person (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a Consolidated basis on such date.

“Consolidated Total Net Debt” means, at any time the excess of (a) Consolidated Total Debt at such time minus (b) an aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries at such time but solely to the extent such unrestricted cash and Cash Equivalents are held in a Controlled Deposit Account or Controlled Securities Account.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract of any Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 5.14 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares or units of each class of Equity Interests of such Person (other than the Borrower) authorized, the number outstanding and the number and percentage of such outstanding shares or units for each such class owned, directly or indirectly, by any Loan Party or any of its Restricted Subsidiaries.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to outstanding principal, the applicable interest rate plus 2.00% per annum; provided, that with respect to a Eurodollar Rate Loan, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Eurodollar Rate Loans may not be converted to, or continued as, Eurodollar Rate

Loans, pursuant thereto and (b) with respect to any other amount (including overdue interest or fees), the interest rate applicable to Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of prompt written notice of such determination to the Borrower and each Lender.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-cash Consideration.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior payment of the obligations in full and termination of the commitment hereunder), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests and except as permitted in clause (a) above), in whole or in part or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date hereunder; provided, that if such Equity Interests are issued in the ordinary course of business consistent with past practices for the benefit of employees of the Borrower or any of its Restricted Subsidiaries or to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because such Equity Interests may be required to be repurchased by the Borrower or any of its Restricted Subsidiaries as a result of such employee’s termination, death or disability.

“Disqualified Institution” means any Person listed on Schedule 1.01A and any other Person identified by name in writing to the Administrative Agent and the Lenders after the Closing Date to the extent such Person is or becomes a competitor or is or becomes an affiliate of a competitor of the Borrower or its Restricted Subsidiaries, which designations shall become effective five Business Days after (x) the written consent of the Administrative Agent (not to be unreasonably withheld or delayed) and (y) delivery of each such written supplement to the Administrative Agent and the Lenders, after which such supplement shall promptly be posted to the Platform, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided that a competitor or an affiliate of a competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the investment of such competitor or affiliate thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Borrower or any entity that forms a part of the Borrower’s business (including its Subsidiaries).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary of the Borrower that is a U.S. Person.

“Eligible Assignee” means any Person that is (a) a Lender, an Affiliate of a Lender, or an Approved Fund or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that in no event shall “Eligible Assignee” include (i) the Borrower or any of its Affiliates or Subsidiaries, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), (iii) a natural person or (iv) a Disqualified Institution.

“Employee Hiring and Retention Procedures” means the procedures substantially as listed on Schedule 1.01B, as may be waived, amended or otherwise modified in accordance with Section 6.10(c).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any successor statute.

“ERISA Affiliate” means any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a Reportable Event with respect to a Title IV Plan, (b) the incurrence by any ERISA Affiliate of liability with respect to the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the incurrence by any ERISA Affiliate of liability with respect to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the receipt by any ERISA Affiliate of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to satisfy the statutory minimum funding standard (within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA) applicable to any Title IV Plan or Multiemployer Plan (or any waiver of such standard), (h) the imposition of a lien in respect of any Benefit Plan under the Code or ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder, (j) the imposition upon any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.

“Eurodollar Rate” means:

(a)           for any Interest Period, (i) as to any Eurodollar Rate Loan, the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen LIBOR01 page (or any successor or substitute page of such service or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to Dollar deposits in London or other applicable interbank market) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) as to any Eurodollar Rate Loan, in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the offered rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iii) in the event the rates referenced in the preceding clauses (i) or (ii) are not available, the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a maturity comparable to such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided, however, that in no event shall the Eurodollar Rate calculated under this clause (a) be less than 1.00% per annum; and

(b)           when used with respect to clause (c) of the definition of “Base Rate” only, as of any date of determination, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen LIBOR01 page (or any successor or substitute page of such service or any successor to or substitute for such service, as determined by the Administrative Agent from time to time for the purposes of providing quotations of interest rates applicable to Dollar deposits in London or other applicable interbank market) for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such date, (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the offered rate for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the offered quotation rate to first class banks in the London interbank market by Barclays for deposits (for delivery on the first day of the relevant period) in Dollars, in such amount determined by the Administrative Agent for which such rate is then being determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to such date for deposits in Dollars being delivered in the London interbank market for a term of one month commencing on such date; provided, that if such date is not a Business Day, the rate under this clause (b) for such date shall be the rate determined in accordance with this clause (b) for the immediately preceding Business Day.

“Eurodollar Rate Borrowing” means, as to any Borrowing, the Eurodollar Rate Loans comprising such Borrowing.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” means the following assets of the Loan Parties: (a) any assets or Equity Interests to the extent such assets or Equity Interests are subject to a Lien permitted by clauses (h), (q), (s), (v), (w), (x), (z), (dd) or (ff) of Section 6.02, or to any extension or renewal of any such Lien that is permitted by this Agreement, but only to the extent that (and for so long as) the documentation relating to such Lien or the obligations secured thereby prohibits such assets from being Collateral; (b)(i) any Equity Interests of a Foreign Subsidiary or any FSHCO in excess of 65% of the voting rights of all outstanding Equity Interests of such Foreign Subsidiary or FSHCO, and (ii) any Equity Interests of a Person that is not a Subsidiary of the Borrower to the extent that a pledge of such Equity Interests is prohibited by such Person’s organizational documents, any shareholders’ agreement or similar agreement relating to such Equity Interest; (c)(i) any real property owned on the Closing Date or acquired by either the Borrower or any Subsidiary Guarantor after the Closing Date with a fair market value of $5,000,000 or less at the time of such acquisition, (ii) any real property located outside the United States and (iii) all of the Borrower’s and the Subsidiary Guarantors’ right, title and interest in any leasehold or other non-fee simple interest in any real property; (d) assets located outside the United States (which shall be deemed not to include Equity Interests of Foreign Persons owned by a Loan Party), to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Borrower or the Subsidiary Guarantors; (e) aircraft, motor vehicles and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Borrower and the Subsidiary Guarantors; (f) any property, right, General Intangible or other interest to the extent that the grant of a security interest therein would violate applicable law, require a consent not obtained of any governmental authority, constitute a breach or default under, result in the termination of or require a consent not obtained under, any contract, lease, license or other agreement, evidencing, giving rise to or relating such property, right, General Intangible or other interest, or result in the invalidation thereof or provide any party thereto with a right of termination; (g) commercial tort claims that are not in excess of an aggregate value of $2,000,000; (h) any intent-to-use trademark or service mark application to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under applicable federal law; and (i) those assets as to which the Borrower and the Administrative Agent agree that the cost of obtaining a security interest therein or perfection thereof are excessive in relation to the value to the Secured Parties of the security to be afforded thereby; provided that, with respect to any assets or Equity Interests that constitute Excluded Assets solely because of the operations of clauses (b)(ii) or (f), such assets or Equity Interests shall not constitute Excluded Assets to the extent (x) such prohibition, breach, default, termination (or right of termination) would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law and (y) any such assets or Equity Interests shall cease to constitute Excluded Assets at such time as the condition causing such prohibition, breach, default, termination (or right of termination) no longer exists and to the extent severable, the security interest granted under the applicable Security Document shall attach immediately to any portion of such assets, Equity Interests or other rights that would not result in the specified consequences;

“Excluded Deposit Accounts” means (i) deposit accounts, used in the ordinary course of business and consistent with past practice, with an average daily balance of less than $500,000 in aggregate in each month; provided, with respect to this clause (i) only, such deposit accounts excluded pursuant to this clause (i) do not exceed $2,500,000 in aggregate at any time, (ii) accounts used solely for taxes, payroll, payroll taxes, wage and employee benefit payments, trust, fiduciary or escrow payments (including, without limitation, funds set aside for medical plans and other employee benefit plans) and zero balance accounts, and (iii) any accounts subject to Liens permitted under clauses (d), (h), (bb), (dd), (ee) and (ll) of Section 6.02.

“Excluded Subsidiary” means (i) any Foreign Subsidiary of the Borrower, (ii) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Borrower, (iii) any Unrestricted Subsidiary of the Borrower and (iv) and any FSHCO; provided, that no such Subsidiary shall be an “Excluded Subsidiary” if such Subsidiary has entered into any Guarantee with respect to which, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the Voting Stock of such Subsidiary was pledged to secure, directly or indirectly, any Indebtedness (other than the Obligations) of any Loan Party.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Connection Taxes, (b) U.S. Federal Income Taxes imposed on or with respect to a Recipient pursuant to a Law in effect on the date on which (i) such Recipient acquires its applicable ownership interest in a Loan, or where such Recipient is a partnership for U.S. federal Tax purposes (or a partner thereof), pursuant to a Law in effect on the later of the date on which such Recipient acquires its applicable ownership interest in a Loan or the date on which the affected partner becomes a partner of such Recipient (in each case, other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.22(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such U.S. Federal Income Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in a Loan or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 15, 2013, as amended by the Amendment No. 1 and Consent to Credit Agreement dated as of May 22, 2013, Amendment No. 2 to Credit Agreement, dated as of June 5, 2013 and Amendment No. 3, Consent and Waiver Agreement, dated as of August 20, 2013 by and among SFX Intermediate Holdco I LLC, SFX Intermediate Holdco II LLC, Barclays Bank PLC and the other lenders named therein.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereafter or official interpretations thereof and any agreements (or related legislation or official administrative rules or practices) entered into with a Governmental Authority pursuant thereto.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means the Agency Fee Letter and the GoldenTree Fee Letter.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Statement” means the Audited Financial Statements, the Projections and each financial statement delivered pursuant to Section 5.01.

“First Lien Copyright Security Agreement” means that certain First Lien Copyright Security Agreement, dated as of February 7, 2014, by and among the Borrower and the Subsidiary Guarantors party thereto and the Collateral Agent.

“First Lien Patent Security Agreement” means that certain First Lien Patent Security Agreement, dated as of February 7, 2014, by and among the Borrower and the Subsidiary Guarantors party thereto and the Collateral Agent.

“First Lien Trademark Security Agreement” means that certain First Lien Trademark Security Agreement, dated as of February 7, 2014, by and among the Borrower and the Subsidiary Guarantors party thereto and the Collateral Agent.

“Fiscal Quarter” means each three fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means each twelve-month period ending on December 31.

“Flood Insurance” means, for any real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Foreign Person” means a Person organized in a jurisdiction other than the laws of the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary that has no material assets other than the Equity Interests of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.

“General Intangibles” as defined in the Guarantee and Collateral Agreement.

“GoldenTree Fee Letter” means that certain Fee Letter, dated as of September 14, 2015, by and among the Borrower and certain affiliates of GoldenTree Asset Management L.P.

“Governmental Authority” means any nation or government, or state or political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means, collectively, the Borrower and its Restricted Subsidiaries.

“Group Members’ Accountants” means Ernst & Young LLP or other nationally recognized independent registered certified public accountants reasonably acceptable to the Administrative Agent.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means a guarantee and collateral agreement, in substantially the form of Exhibit G, among the Collateral Agent, the Borrower and the Subsidiary Guarantors from time to time party thereto.

“Guarantor Obligations” means, with respect to any Loan Party, all obligations and liabilities of such Loan Party which may arise under or in connection with the Guarantee and Collateral Agreement (including, without limitation, with respect to the Secured Obligations under Section 2 thereof) or any other Security Document to which such Loan Party is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Administrative Agent or to the other Secured Parties that are required to be paid by such Loan Party pursuant to the terms of the Guarantee and Collateral Agreement or any other Security Document).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Immaterial Foreign Person” means, at any date of determination, with respect to any Foreign Person whose Equity Interests are owned by a Loan Party, that (a) together with its Subsidiaries on a consolidated basis, does not contribute in excess of (i) 5.0% of Consolidated EBITDA for the most recent Test Period (based upon the most recent financial statements of the Borrower delivered pursuant to Sections 5.01(a) or (b)) or (ii) 5.0% of the Consolidated Total Assets (based upon the most recent financial statements of the Borrower delivered pursuant to Sections 5.01(a) or (b)) and (b) together with all Foreign Persons whose Equity Interests are owned by a Loan Party meeting the criteria set forth in the preceding clause (a), and their respective Subsidiaries on a consolidated basis, does not contribute in excess of (i) 10.0% of Consolidated EBITDA (based upon the most recent financial statements of the Borrower delivered pursuant to Sections 5.01(a) or (b)) or (ii) 10.0% of the Consolidated Total Assets (based upon the most recent financial statements of the Borrower delivered pursuant to Sections 5.01(a) or (b)).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under (i) letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Hedging Agreement;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture member, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.  The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Sillerman Investment” means the investment of $15,000,000 in cash (less the principal amount (not to exceed $3,500,000 in the aggregate) of Indebtedness of the Group Members owed to SIC which is released, repaid or deemed repaid on the Amendment and Restatement Effective Date) by SIC in the Borrower, in the form of Sillerman Preferred Equity Interests, pursuant to the Sillerman Preferred Equity Documents, on the Amendment and Restatement Effective Date.

“Intellectual Property” means all worldwide rights, title and interests in or relating to all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses and other similar proprietary rights arising under any Law, and all IP Ancillary Rights relating thereto.

“Intercreditor Agreement” means the intercreditor agreement substantially in the form attached hereto as Exhibit H dated as of the Closing Date, among the Administrative Agent, the Second Lien Trustee and the Loan Parties, as the same may be amended, restated and/or modified from time to time in accordance with the terms thereof.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period, in each case for the Group Members.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which, when in writing, shall be substantially in the form of Exhibit D.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Eurodollar Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to any Eurodollar Rate Loan or Borrowing, the period commencing on the date of such Loan or Credit Extension and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed to by all the Lenders, twelve months) thereafter, as specified in the Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.  For purposes hereof, the date of a Loan or Credit Extension initially shall be the date on which such Loan or Credit Extension is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Credit Extension.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to internet domain names and all registrations therefor.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.

“IP Ancillary Rights” means, with respect to any Intellectual Property and other similar proprietary rights, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, and all other intellectual property rights, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service, or any Governmental Authority succeeding to any of its principal functions.

“Junior Debt” means any Junior Lien Debt, Subordinated Debt and unsecured debt.

“Junior Lien Debt” means (i) the Second Lien Notes and (ii) any other Indebtedness that is secured by Liens permitted by Section 6.02(v) on the Collateral or any portion thereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, laws (including common law) treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lenders” means the Persons listed on the signature pages hereto as lenders and any other Person that shall have become party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption), and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include any Person serving as an Agent hereunder in its individual capacity if such Agent also is a Lender hereunder.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a loan by a Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Intercreditor Agreement, the Revolving Notes, each Fee Letter, and each document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing or the Obligations.

“Loan Party” means the Borrower, each Subsidiary Guarantor and each of their Subsidiaries that executes and delivers a Loan Document.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Group Members taken as a whole or (b) a material adverse effect on (i) the ability of the Loan Parties to perform their material Obligations, (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party, (iii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Documents or (iv) the perfection or priority of any Lien granted to the Lenders or to Administrative Agent for the benefit of the Secured Parties under any of the Security Documents.

“Material Foreign Person” means a Foreign Person that is not an Immaterial Foreign Person.

“Maturity Date” means the earlier of (a) September 17, 2017 and (b) the date of termination in whole of the Revolving Commitments pursuant to the terms hereof; provided, that, in the case of clause (a), if such date is not a Business Day, the Maturity Date shall be the next Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, deed of trust or other document executed or required herein to be executed by any Loan Party and granting a security interest over real property in favor of the Administrative Agent as security for the Secured Obligations.

“Mortgage Supporting Documents” means, with respect to any Mortgage for a parcel of real property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports, appraisals required to comply with FIRREA and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of real property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to such Liens as the Administrative Agent may approve.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid to non-Affiliates or to Affiliates if payable on terms and conditions as favorable to the applicable Group Member as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party in connection therewith, (ii) taxes paid, accrued or reasonably estimated to be payable, (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto, and (iv) any payments to be made by the applicable Group Member as agreed between such Group Member and the purchaser of any assets subject to a Sale substantially contemporaneously with the consummation of such Sale in accordance with the agreements, documents and instruments executed in connection with such Sale, or (b) (i) any incurrence of Indebtedness or (ii) any Qualified Equity Issuance, in each case, net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (including reasonable legal fees and expenses), in each case incurred in connection with such transaction;

provided, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Restricted Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein and to the extent cash is actually received in connection therewith.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Not Otherwise Applied” means, with reference to any amount that is proposed to be applied to a particular use or transaction, that such amount was not previously applied for another use or transaction permitted by this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any other Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” has the meaning assigned to such term in Section 3.18(b).

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization, and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” means that certain Credit Agreement, dated as of February 7, 2014, between the Borrower, the lenders party thereto, and the Administrative Agent, as amended by that certain Amendment No. 1, dated as of August 15, 2014 and by that certain Amendment No. 2, dated as of March 16, 2015.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to any assignment or participation of a Loan or Commitment (other than an assignment made pursuant to Section 2.22) treating the assignee and assignor with respect to any assignment, and the participating Lender and Participant with respect to any participation, as the Recipient for purposes of the definition of “Connection Taxes”.

“Outstanding Amount” means with respect to the Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law in or relating to letters patent and applications therefor.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its Property is subject.

“Permitted Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of or any business line, unit, division or any operating stores of any Person, or of all or any portion of the outstanding Equity Interests of any Person; provided, that:

(a) on the date of execution of the purchase agreement in respect of such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) the Borrower shall take or cause to be taken with respect to the acquisition of any new Restricted Subsidiary of the Borrower, each of the actions required to be taken under Section 5.14 within the time periods specified therein, as applicable, and if Collateral is transferred to any acquired Person in connection with such Permitted Acquisition, the Borrower shall cause such Person to become a Subsidiary Guarantor pursuant to the terms of Section 5.14;

(c) the target company shall be, or shall be engaged in, Permitted Business Activities; and

(d) if the Borrower is required to comply with the Secured Net Leverage Ratio and the Interest Coverage Ratio pursuant to Section 6.14 as of the date of consummation of such Permitted Acquisition, then both before and after giving effect to the consummation of such Permitted Acquisition, the Borrower shall be in compliance on a Pro Forma Basis with each such financial covenant set forth in Section 6.14, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Permitted Acquisition;

(e) the Borrower shall have furnished to the Administrative Agent, (i) no later than seven Business Days after the date on which any such purchase or other acquisition is consummated, (A) a certificate of a Responsible Officer of the Borrower demonstrating compliance with the requirements of clauses (a) through (c) above and (B) pro forma financial statements of the Borrower and its Restricted Subsidiaries after giving effect to the consummation of such Permitted Acquisition and any incurrence of Loans on a Pro Forma Basis and (ii) within seven Business Days of request by the Administrative Agent, such other information and documents related to such acquisition that the Administrative Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents executed or delivered in connection therewith.

“Permitted Business Activities” means the business, operations or other activities carried on by the Group Members (whether directly, through a joint venture or otherwise) at the date hereof related to the electronic dance music industry, including, without limitation, music and nightclub venues, festivals, promoters and related businesses, ticketing, content sales, media sales, content subscriptions, talent management, sponsorship sales, advertising, digital and internet content and any business or other activities conducted by the Group Members that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of the Borrower, the proceeds of which are contributed to the common equity of the Borrower.

“Permitted Holder” means each of Robert F.X. Sillerman and one or more entities (including investment partnerships) controlled by him.

“Permitted Indebtedness” means any Indebtedness of any Loan Party permitted by Section 6.01.

“Permitted Investment” means any Investment of any Loan Party permitted by Section 6.03.

“Permitted Lien” means any Liens on or with respect to the property of any Loan Party that is not prohibited by Section 6.02 or any other provision of any Loan Document.

“Permitted Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Borrower or any Restricted Subsidiary, including Indebtedness that Refinances Permitted Refinancing Indebtedness; provided that, in the case of Indebtedness which is not being used to concurrently refinance or defease the Obligations in full, that (a) such Permitted Refinancing Indebtedness has a final maturity no earlier than the final maturity of such Indebtedness being Refinanced; (b) such Permitted Refinancing Indebtedness has a Weighted Average Life at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life of the Indebtedness being Refinanced; (c) unless otherwise permitted to be incurred pursuant to Section 6.01, such Permitted Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs and accrued interest) under the Indebtedness being Refinanced; (d) to the extent such Permitted Refinancing Indebtedness refinances Subordinated Debt or the Guarantees thereof of such Restricted Subsidiary, as applicable, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations or such Guaranty, as applicable, on terms at least as favorable to the Secured Parties as those contained in the documents governing the Indebtedness being Refinanced (e) the representations and warranties, covenants (including financial covenants) and default and remedy provisions are not materially more restrictive to the Borrower and its Restricted Subsidiaries from those applicable to the Indebtedness being Refinanced, (f) no Person shall be a borrower or guarantor with respect to such Permitted Refinancing Indebtedness unless such Person was a borrower or guarantor with respect to the Indebtedness being Refinanced and (g) to the extent that such Permitted Refinancing Indebtedness is secured, the collateral with respect thereto should be secured by Liens permitted by Section 6.02(v).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 5.02.

“Prepayment Sale” shall mean any Sale, to the extent that the aggregate Net Cash Proceeds of all such Sales and Property Loss Events during the term of this Agreement exceed $3,000,000.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which, when in writing, shall be substantially in the form of Exhibit E.

“Prepayment Property Loss Event” shall mean any Property Loss Event to the extent that the aggregate Net Cash Proceeds of all such events and all Sales during the term of this Agreement exceed $3,000,000.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, with respect to any determination for any Test Period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such Test Period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with (x) Regulation S-X of the Securities Act of 1933 and (y) such other adjustments relating to such Pro Forma Transaction and reflective of actual or reasonably anticipated and factually supportable synergies and cost savings expected to be realized or achieved in the twelve months following such Pro Forma Transaction as are reasonably acceptable to the Administrative Agent.

“Pro Forma Cost Savings” means, with respect to any period, the projected reduction in costs (provided such reduction in costs are reasonably identifiable and factually supportable) that could be included in pro forma financials prepared on a basis consistent with Regulation S-X and with respect to any acquisition, Investment, Sale, reorganization or similar event permitted under the Loan Documents, the cost savings, operational improvements or synergies expected to be realized as a result of, and that are directly attributable to, specified actions taken or to be taken no later than 12 months after the end of such period (calculated on a pro forma basis as though such cost savings, operational improvements or synergies had been realized on the first day of such period) net of the amount of such benefits actually realized during such period from such actions, in each case as determined in good faith by a financial or accounting officer of the Borrower and regardless of whether such cost savings, operational improvements or synergies would be permitted to be included in pro forma financials prepared under Regulation S-X. “Pro Forma Cost Savings” set forth above shall be set forth in a certificate delivered to the Administrative Agent from a Financial Officer of the Borrower that outlines the specific actions taken or to be taken and the benefit achieved or to be achieved from each such action and that states such benefits have been determined to be probable.

“Pro Forma Transaction” means any transaction consummated as part of any Investment, any Sale of assets or Property, or any incurrence or repayment of Indebtedness, by a Group Member to the extent permitted hereunder, together with each other transaction relating thereto and consummated in connection therewith.

“Projections” means the forecasts, in form reasonably acceptable to the Administrative Agent, of the financial performance of the Group Members after giving effect to the Closing Date, prepared on an annual basis through the 2017 Fiscal Year.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests and Intellectual Property.

“Property Loss Event” means, with respect to any Property, any loss of or damage to such Property or any taking of such Property or condemnation thereof.

“Public Lender” has the meaning assigned to such term in Section 5.02.

“Public Lender Information” has the meaning assigned to such term in Section 5.02.

“Purchase Money Indebtedness” means Indebtedness incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of acquisition, leasing, installation, construction or improvement, of any property (real or personal), plant, equipment used or useful in the business of the Borrower and its Restricted Subsidiaries.

“Qualified Equity Issuance” means any issuance by the Borrower of its Equity Interests (other than Disqualified Equity Interests), the Net Cash Proceeds of which are contributed to the Borrower.

“Qualified Marketing Agreement” means any definitive, effective agreement that is in full force and effect and that has a term of one year or more between the Borrower and/or its Restricted Subsidiaries and one or more commercial sponsors relating to (i) the promotion of such commercial sponsor’s products, branding or goodwill by the Borrower or any of its Subsidiaries or (ii) the participation of such commercial sponsor in any media or online platform or musical, theatrical or other entertainment concert, festival or similar event of the Borrower or its Subsidiaries, which provides for a guaranteed payment that is readily quantifiable pursuant to the terms of such definitive agreement and is not based on any performance requirements or other operating metrics and the commercial sponsor does not have the unilateral right to terminate such agreement at any time during the next twelve months.

“Real Property” has the meaning assigned to such term in Section 3.13.

“Recipient” means (a) the Administrative Agent and (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. federal tax purposes, a Person treated as a beneficial owner thereof for U.S. federal tax purposes), as applicable, in its capacity as a Person receiving a payment under the Loan Documents.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the indoor or outdoor environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s participations (including funded participations) and (b) the aggregate unused Revolving Commitments; provided that the Required Lenders shall include at least two Lenders.  The portion of the Total Revolving Outstandings and the unused Revolving Commitment, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president, vice chairman or a Financial Officer of the Borrower, as applicable, and (b) solely for purposes of the Borrowing Request, prepayment notices, any other officer or employee of the Borrower so designated from time to time by one of the foregoing officers in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance reasonably satisfactory to the Administrative Agent).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.12.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Revolving Lenders.

“Revolving Commitment” means, as to any Lender, its commitment to make Revolving Loans in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Revolving Commitments” or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such commitment may be changed from time to time pursuant to the terms hereof.

“Revolving Facility” means the Revolving Commitments and the Credit Extensions thereunder.

“Revolving Lender” means a Lender that has a Revolving Commitment or, if the Revolving Commitments have expired or been terminated, that holds a Revolving Loan.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01.

“Revolving Note” means a promissory note of the Borrower evidencing Revolving Loans made or held by a Lender, substantially in the form of Exhibit C.

“Revolving Percentage” means, as to any Revolving Lender as of any date of determination, the percentage which such Lender’s Revolving Commitment then constitutes of the Aggregate Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the sum of the aggregate Outstanding Amount of the Revolving Loans of such Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means, with respect to any Person (the “obligor”), any Contractual Obligation or other arrangement with any other Person (the “counterparty”) consisting of a lease by such obligor of any property that, directly or indirectly, has been or is to be Sold by the obligor to such counterparty or to any other Person to whom funds have been advanced by such counterparty based on a Lien on, or an assignment of, such property or any obligations of such obligor under such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Notes and all documents entered into in connection therewith.

“Second Lien Indenture” means the Indenture, dated as of February 4, 2014 between the Borrower, the subsidiary guarantors party thereto and the Second Lien Trustee, governing the Senior Notes.

“Second Lien Notes” means the 9.625% second lien secured Senior Notes due 2019 issued by the Borrower in an aggregate principal amount of $220,000,000 pursuant to the Senior Note Indenture and any exchange notes issued in respect thereof on substantially similar terms and any Permitted Refinancing Indebtedness in respect thereof.

“Second Lien Trustee” means U.S. Bank National Association, in its capacity as the trustee under the Second Lien Note Documents, and its successors and assigns in such capacity.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Group Members.

“Secured Obligations” means, collectively, the (i) Obligations and (ii) the Guarantor Obligations.

“Secured Parties” means the Lenders, the Administrative Agent each other Indemnitee and any other holder of any Secured Obligation of any Loan Party.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security” has the meaning given to such term in the UCC.

“Security Documents” means the Guarantee and Collateral Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Administrative Agent purporting to grant a Lien on any Property of any Loan Party to secure the Secured Obligations.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable.  Conjugated forms thereof and the noun “Sale” have correlative meanings.  For the avoidance of doubt, the following shall not be considered a “Sale”:

(a)           any disposition of cash or Cash Equivalents;

(b)           any lease, assignment, sublease, non-exclusive license or non-exclusive sublicense in the ordinary course of business which does not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(c)           the creation of a Lien not prohibited by the Credit Agreement;

(d)           surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(e)           foreclosure, condemnation or similar action on assets;

(f)            the issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; provided that, the net proceeds received from such issuance have not been used to make Restricted Payments; and

(g)           any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing.

“Series B Investors” has the meaning assigned to such term in the definition of “Series B Preferred Equity Documents.”

“Series B Preferred Equity Documents” means (i) that certain Securities Purchase Agreement, dated as of September 17, 2015 between the Borrower and the entities listed as purchasers on Exhibit A thereto (the “Series B Investors”), and (ii) that certain Certificate of Designation of Series B Convertible Preferred Stock of SFX Entertainment, Inc., dated as of September 17, 2015.

“Series B Preferred Equity Interests” means the Equity Interests issued by the Borrower to the Series B Investors pursuant to the Allianz Preferred Equity Documents.

“SIC” means Sillerman Investment Company III LLC, a Delaware limited liability company.

“Sillerman Preferred Equity Documents” means (i) that certain Subscription Agreement, dated as of September 17, 2015, between the Borrower and SIC, (ii) that certain Voting and Support Agreement, dated as of September 17, 2015, between the Borrower, SIC and Robert F.X. Sillerman and (iii) that certain Certificate of Designation of Series A Preferred Stock of SFX Entertainment, Inc. to be Designated Series A Preferred Stock, dated as of September 17, 2015.

“Sillerman Preferred Equity Interests” means the Equity Interests issued by the Borrower to SIC pursuant to the Sillerman Preferred Equity Documents.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is a “Guarantor” under the Guarantee and Collateral Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Return” has the meaning specified in Section 3.07.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Value” means, as to any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Test Period” means the most recent period of four consecutive Fiscal Quarters ended on or prior to such date of determination (taken as one accounting period) in respect of which the financial statements referenced in Sections 5.01 shall have been delivered to the Administrative Agent for each Fiscal Quarter or Fiscal Year, as applicable, in such period.  A Test Period may be designated by reference to the last day thereof, and a Test Period shall be deemed to end on the last day thereof.

“Title IV Plan” means a pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 or 303 of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.

“Trade Date” has the meaning assigned to such term in Section 9.04(b)(i).

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Law, including common law, in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Transactions” means, collectively, (a) the refinancing of the Existing Credit Agreement, (b) the issuance of the Second Lien Notes, (c) the execution and delivery of this Agreement and the Loan Documents and the incurrence of Indebtedness hereunder and (d) the payment of all fees, costs and expenses related thereto.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“U.S. Federal Income Taxes” means any U.S. federal withholding Taxes.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.18(f).

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means cash or Cash Equivalents of the Loan Parties that would not appear as “restricted” on a consolidated balance sheet of the Loan Parties.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary after the Closing Date and so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) no such Subsidiary or any of its Subsidiaries owns any Equity Interests, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Restricted Subsidiary) through Investments as permitted by, and in compliance with, Section 6.03 and valued at its fair market value at the time of such designation, (iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.03 and valued at their fair market value at the time of such designation, (v) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under the Second Lien Indenture, (vi) following its initial designation, any subsidiary may not be redesignated as a Restricted Subsidiary or Unrestricted Subsidiary, as applicable, more than one time over the term of this Agreement and (vii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (v) and (b) any Subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) no Event of Default has occurred and is continuing or would result therefrom, (B) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and (C) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of the preceding clause (A) provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“Voting Stock” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Weighted Average Life” means, as of any date, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such Indebtedness multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

SECTION 1.02  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03  Accounting Terms; Changes in GAAP.  (a)  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.02).  No change in GAAP or in the application thereof adopted by the Borrower, as the case may be, shall be given effect if such change would affect a calculation of the financial covenants set forth in Section 6.14 (or any component definitions used therein) or that measures compliance with any of the provisions in Article VI, unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, compliance certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of the financial covenants set forth in Section 6.14 and all computations of amounts shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Group Member at “fair value.”

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Interest Coverage Ratio and Secured Net Leverage Ratio shall, in each case, be calculated with respect to such period on a Pro Forma Basis.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01  Commitments.

(a)           Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount not to exceed at any time outstanding such Lender’s Revolving Commitment; provided that, after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02  Loans and Borrowings.

(a)           Borrowings.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b)           Type of Loans.  Subject to Section 2.20, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loan in accordance with the terms of this Agreement; provided further, that any such branch or Affiliate shall be treated, for all purposes of this Agreement, in the same manner as the Lender (in the case of a branch), or in the same manner as an Eligible Assignee pursuant to Section 9.04(b) (in the case of an Affiliate), in respect of its making such Eurodollar Rate Loan (and, in each case, shall be entitled to all indemnities and similar provisions, and shall be subject to the limitations and requirements of such indemnities and similar provisions).

(c)           Minimum Amounts; Limitation on Number of Borrowings.  Each Eurodollar Rate Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000.  Each Base Rate Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments of the applicable Class.  Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not be more than a total of five Eurodollar Rate Borrowings outstanding at any time.

SECTION 2.03  Borrowing Requests.

(a)           Notice by Borrower.  Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (i) in the case of a Eurodollar Rate Borrowing denominated in Dollars, five Business Days prior to the date of the requested Borrowing or (ii) in the case of a Base Rate Borrowing, five Business Days prior to the date of the requested Borrowing.

(b)           Content of Borrowing Requests.  Each Borrowing Request pursuant to this Section shall specify and attach the following information or documents in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; (iv) the currency of the Loans to be borrowed, (v) in the case of a Eurodollar Rate Borrowing, the Interest Period therefor; and (vi) the location and number of the Borrower’s account to which funds are to be disbursed.  If the Borrower fails to specify a currency in a Borrowing Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.

(c)           Notice by Administrative Agent to Lenders.  Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)           Failure to Elect.  If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04  [Reserved].

SECTION 2.05  [Reserved].

SECTION 2.06  Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon (New York City time) on the proposed date thereof.  The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request.

(b)           Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent immediately on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07  Interest Elections.

(a)           Elections by Borrower for Borrowings.  The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Notice of Elections.  Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent.  Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)           Content of Interest Election Requests.  Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a Base Rate Borrowing or Eurodollar Rate Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election.

(d)           Notice by Administrative Agent to Lenders.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(e)           Failure to Elect; Events of Default.  If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Eurodollar Rate Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.

SECTION 2.08  Optional Prepayments.  (a)  From and after the date that is one year following the Amendment and Restatement Effective Date, the Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section.

(b)           Notices.  Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent (i) in the case of prepayment of a Eurodollar Rate Borrowing denominated in Dollars, not later than 11:00 a.m. (New York City time) three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. (New York City time) one Business Day before the date of prepayment.  Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each Prepayment Notice shall be irrevocable; provided, that the Borrower may revoke a Prepayment Notice if such Prepayment Notice is in connection with a refinancing of the Revolving Facility and such refinancing is not consummated on the scheduled date of prepayment.

(c)           Non-Call.  The Borrower shall not be permitted to make any prepayment of the Revolving Loans pursuant to this Section 2.08 on or prior to the first anniversary of the Amendment and Restatement Effective Date.

(d)           Amounts; Application.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12, together with any additional amounts required pursuant to Section 2.17.

SECTION 2.09  Mandatory Prepayments.

(a)           Excess Outstandings.  On any date on which the aggregate principal amount of the Total Revolving Outstandings exceeds the Aggregate Revolving Commitments, the Borrower shall immediately pay to the Administrative Agent an amount equal to such excess.

(b)           Prepayment Sales and Prepayment Property Loss Events. Not later than the fifth Business Day following the receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds in respect of any Prepayment Sale or Prepayment Property Loss Event, in excess of $3,000,000 in the aggregate for all Prepayment Sales or Prepayment Property Loss Events, the Borrower shall apply an amount equal to 100% of the Net Cash Proceeds received by the Borrower or such Restricted Subsidiaries with respect thereto (subject to the restrictions set forth herein) to prepay outstanding Revolving Loans in accordance with Section 2.09(c); provided, however, that the Lenders may, in their sole discretion, have the option to elect not to accept all or a portion of such prepayment. The Borrower shall notify the Administrative Agent of its intent to make a prepayment under this Section 2.09(b) and the amount of such proposed prepayment on or before the applicable date set forth in this Section 2.09(b) for such prepayment. Promptly after the receipt of such notice, the Administrative Agent shall provide written notice to the Lenders of the proposed prepayment by the Borrower. Any Lender declining such prepayment shall give written notice thereof to the Administrative Agent by 12:00 noon no later than two (2) Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice to the Borrower of the Lenders declining such prepayment, the amount so declined and the aggregate amount of such prepayment. Notwithstanding anything herein to the contrary, the Borrower shall prepay the Loans as set forth in this Section 2.09(b) within two (2) Business Days after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment (and not including and declined amounts).

(c)           Application of Payments.  Any payments made to the Administrative Agent pursuant to this Section 2.09 shall be applied to the Obligations in accordance with Section 2.15(f).

(d)           Change of Control.  For the avoidance of doubt, nothing in Section 2.08 or this Section 2.09 shall limit the requirements of Section 7.01(ii).

SECTION 2.10  Termination or Reduction of Commitments.  (a)  Optional.  From and after the date that is one year following the Amendment and Restatement Effective Date, the Borrower may, upon notice to the Administrative Agent, terminate the unused portion of the Revolving Commitments, or from time to time reduce the unused Revolving Commitments; provided that (a) each such notice shall be in writing and, unless waived by the Administrative Agent, must be received by the Administrative Agent at least three Business Days prior to the effective date of such termination or reduction, and shall be irrevocable (provided that the Borrower may revoke any such notice that is in connection with a refinancing of the Revolving Facility if such refinancing is not consummated on the scheduled date of termination), (b) any such partial reduction shall be in an aggregate amount of $1,000,000 or a larger multiple of $500,000 and (c) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments.  Unless previously terminated, the Revolving Commitments shall automatically terminate on the date specified in clause (a)(i) of the definition of “Maturity Date.”

(b)           Mandatory.  Any prepayment of Revolving Loans pursuant to Section 2.09(b) shall cause a corresponding reduction of Revolving Commitments in the amount of such prepayment.

(c)           Non-Call.  The Borrower shall not be permitted to terminate the unused portion of the Revolving Commitments, or reduce the unused Revolving Commitments pursuant to this Section 2.10 (other than any reduction pursuant to Section 2.10(b)) on or prior to the first anniversary of the Amendment and Restatement Effective Date.

(d)           Application of Commitment Reductions.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments pursuant to this Section.  Upon any reduction of unused Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s ratable share of the amount of such reduction.

SECTION 2.11  Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

SECTION 2.12  Interest.

(a)           Interest Rates.  Subject to paragraph (b) of this Section, (i) each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (ii) each Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period therefor plus the Applicable Rate for Eurodollar Rate Loans.  Interest on each Loan shall be payable in the currency in which such Loan was made.

(b)           Default Interest.  If (i) all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or (ii) all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at Default Rate, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(c)           Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the Maturity Date of the Revolving Facility), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)           Interest Computation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13  Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Revolving Commitment of such Lender, during the period from and including the Closing Date to but excluding the

Maturity Date.  Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on such Maturity Date.  For purposes of computing commitment fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the Outstanding Amounts of the Revolving Loans of such Lender.

(b)           [Reserved].

(c)           [Reserved].

(d)           Upfront Fees.  The Borrower agrees to pay, on the Amendment and Restatement Effective Date, the fees payable pursuant to the GoldenTree Fee Letter.

(e)           Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times agreed to the Agency Fee Letter.

(f)            Fee Computation.  All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.14  Evidence of Debt.  (a)  Maintenance of Records.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender.  The Administrative Agent shall maintain the Register in accordance with Section 9.04(c).  The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein.  Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents.  In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)           Promissory Notes.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note of the Borrower payable to such Lender and its registered assigns and in the form specified herein (or any other form that is in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and is approved by the Administrative Agent), which shall evidence such Lender’s Loans of a particular Class in addition to such records.

SECTION 2.15  Payments Generally; Several Obligations of Lenders.  (a)  Payments by Borrower.  All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (New York City time) on the date specified herein.  All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.  The Administrative Agent will promptly distribute to each applicable Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein); provided, that the provisions of this sentence shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation of any of its Loans to any assignee or participant.  If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date to which such payment relates, payment shall be made on the immediately preceding Business Day.  Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)           Application of Insufficient Payments.  Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent immediately on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           Deductions by Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.16 or 8.06, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e)           Several Obligations of Lenders.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.06 are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participations or to make its payment under Section 8.06.

(f)            Application of Mandatory Prepayments.  Subject to the provisions of Section 7.02, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.09(a) shall be applied first, to the outstanding principal balance of Revolving Loans constituting Base Rate Loans; and second, to the outstanding principal balance of Revolving Loans constituting Eurodollar Rate Loans.

SECTION 2.16  Sharing of Payments.  If any Lender shall obtain on account of the principal of or interest on any of its Loans of any Class any payment (whether voluntary, involuntary or through the exercise of any right of setoff or otherwise) in excess of its ratable share thereof (or other share contemplated hereunder), then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders of the applicable Class such participations in such Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, ratably with each of such other Lenders; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for any assignment or participation pursuant to Section 9.04.  The Borrower consents to the foregoing and agrees that any Lender acquiring a participation pursuant to this Section may, to the fullest extent permitted by applicable Law, exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive absent manifest error) of participations purchased under this Section and will in each case notify the applicable Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.17  Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly (but in any event within ten days) after such demand compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or (c) any assignment of such Lender’s Eurodollar Rate Loans pursuant to Section 2.22(b) on a day other than the last day of the Interest Period therefor, including, in each case, any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate (excluding the impact of the last sentence of the “Adjusted Eurodollar Rate” definition) for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  Without limiting the foregoing, in connection with each request for compensation by any Lender the Borrower shall also pay such Lender with respect to each affected Eurodollar Rate Loan customary administrative fees requested by such Lender.

SECTION 2.18  Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholding applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify each Recipient within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (other than any penalties, interest and expenses resulting from any gross negligence or willful misconduct of such Recipient (as determined by a court of competent jurisdiction in a final non-appealable judgment)), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, promptly (but in any event within ten days) after demand therefor, for (x) any Indemnified Taxes (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with Section 9.04(d) relating to the maintenance of a Participant Register and (z) each Loan Party and the Administrative Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party (as applicable) shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent or any Loan Party (as applicable) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party (as applicable) to the Lender from any other source against any amount due to the Administrative Agent or such Loan Party (as applicable) under this paragraph (d).  The agreements in this paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e)           Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Lenders.  (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything in the preceding two sentences to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B)(I) through (IV) and (ii)(C) of this paragraph (f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal Income Taxes pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal Income Taxes pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          in the case of a Non-U.S. Lender claiming an exemption from U.S. Federal Income Taxes for income that is effectively connected with a U.S. trade or business, executed originals of IRS Form W-8ECI;

(III)        in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN;

(IV)         to the extent that a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Non-U.S. Lender is a partnership and one or more partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such partner; or

(V)          executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal Income Taxes, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)           At or prior to the Closing Date (and from time to time thereafter upon the request of the Borrower), the Administrative Agent will provide the Borrower with an original IRS Form W-8IMY certifying on Part I and Part IV of such Form W-8IMY that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. Federal withholding tax purposes with respect to payments received by it from the Borrower.  The Administrative Agent shall update such certification if it expires or becomes obsolete or inaccurate in any respect or promptly notify the Borrower in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this paragraph (h) to the contrary, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.19  Increased Costs.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes described in clauses (b) through (f) of the definition thereof and (C) Connection Income Taxes) that are imposed on or measured by such Recipient’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender, any of its applicable lending offices or its holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital for such Lender or its holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or its holding company’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate promptly (but in any event within ten days) after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.20  Inability to Determine Rates.  If prior to the commencement of the Interest Period for any Eurodollar Rate Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b)           if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurodollar Rate Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, a Base Rate Borrowing and (ii) if any Borrowing Request requests a Eurodollar Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.21  Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurodollar Rate, or to determine or charge interest rates based upon the Adjusted Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurodollar Rate component thereof until the

Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

SECTION 2.22  Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If at any time (i) any Lender requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (ii) any Lender requests compensation under Section 2.19 or (iii) any Lender gives a notice pursuant to Section 2.21, then such Lender shall, as applicable, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.18 or Section 2.19, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.21, and (B) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If at any time (i) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, (ii) any Lender requests compensation under Section 2.19 (and, in each case with respect to clauses (i) and (ii) hereunder, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a)), (iii) any Lender gives a notice pursuant to Section 2.21 or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender (and such Lender shall be obligated) to assign pursuant to Section 9.04(b) (with the processing and recording fee under Section 9.04(b)(iv) to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees; provided that:

(A)          neither the Administrative Agent nor any Lender shall have any obligation to find a replacement assignee;

(B)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 and Section 2.16) from the applicable assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)          in the case of any such assignment resulting from payments required to be made pursuant to Section 2.18 or a claim for compensation under Section 2.19, such assignment will result in a reduction in such payments or compensation thereafter or, in the case of any such assignment resulting from a notice pursuant to Section 2.21, such assignment will eliminate the need for such notice;

(D)          such assignment does not conflict with applicable Law; and

In connection with any such assignment resulting from a Lender becoming a Defaulting Lender, if any such Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption pursuant to Section 9.04(b) reflecting such assignment within five

Business Days of the date on which the applicable assignee executes and delivers such Assignment and Assumption to such Defaulting Lender, then such Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Defaulting Lender, whereupon such assignment shall become effective upon payment to such Lender of all amounts owing to such Lender under clause (B) above (which amounts shall be calculated by the Administrative Agent and shall be conclusive absent manifest error) and compliance with the other applicable requirements pursuant to Section 9.04(b).

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise (including any action taken by such Lender pursuant to paragraph (a) of this Section), the circumstances entitling the Borrower to replace such Lender cease to apply.

SECTION 2.23  [Reserved].

SECTION 2.24  Defaulting Lenders.  (a)  Defaulting Lender Adjustments.  Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Commitment Fees.  No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.13(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iv)          [Reserved].

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c)           [Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants on the Amendment and Restatement Effective Date and on the date of each Credit Extension, on its own behalf and on behalf of each other Group Member, to the Administrative Agent and the Lenders that:

SECTION 3.01  Corporate Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now conducted, except where the failure to have such power, authority or right could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with its Organizational Documents in all material respects, (e) except to the extent addressed by any other representation and warranty in this Article III, is in compliance with all applicable requirements of Law except where the failure to be in compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (f) subject to Section 3.17 hereof, has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02  Loan Documents.

(a)           Power and Authority.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Transactions and other transactions contemplated in such Loan Documents (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Equity Interests), (ii) do not (A) contravene such Loan Party’s Organizational Documents, (B) violate any applicable requirement of Law, except where such violation relating to any such performance by a Loan Party could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party (including any Loan Documents) other than those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party and (iii) do not require any Permit from, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by such Loan Documents, (B) those listed on Schedule 3.02 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect and (C) where the failure to obtain such Permits or consents, make such filings or give such notices required with respect to such performance by a Loan Party would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Due Execution and Delivery.  From and after its delivery to the Administrative Agent, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

SECTION 3.03  Ownership of Group Members.

Set forth on Schedule 3.03 is a complete and accurate summary showing, as of the Amendment and Restatement Effective Date, for each Group Member, its jurisdiction of organization and the percentage of the outstanding Equity Interests of each such class owned (directly or indirectly) by the Borrower.  All outstanding Equity Interests of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Borrower, is owned beneficially and of record by a Loan Party free and clear of all Liens other than the security interests created by the Loan Documents and Permitted Liens.

SECTION 3.04  Solvency.

Both before and after giving effect to (a) the Loans made or issued on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans in accordance with Section 5.13, (c) the consummation of the Transactions (including the issuance of the Second Lien Notes) and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

SECTION 3.05  Financial Statements; No Material Adverse Effect.  (a)  Financial Statements.  The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Group Members as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Amendment and Restatement Effective Date and reflect the good faith, reasonable and fair estimates by the Borrower of the future consolidated financial performance of the Borrower and its Restricted Subsidiaries and the other information projected therein for the periods set forth therein, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and actual results during the periods covered thereby may differ from the projected results and that such differences may be material.

(b)           No Material Adverse Change.  Since December 31, 2014, there has been no event or circumstance that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.06  Litigation.  Except as set forth on Schedule 3.06, there are no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes to which the Borrower or any of its Restricted Subsidiaries is a party with, by or before any Governmental Authority, other than those that, if adversely determined, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07  Taxes.  Except as set forth on Schedule 3.07, all federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Group Member have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for (a) Taxes (or any requirement to file Tax Returns with respect thereto) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (b) to the extent that the failure to file Tax Returns or pay Taxes, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08  Margin Regulations.  No Loan Party is engaged in the business of extending credit for the purpose of, and no proceeds of any Loans or other extensions of credit hereunder have been used for the purposes of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.09  No Burdensome Obligations; No Defaults.  No Group Member is a party to any Contractual Obligation, no Group Member has Organizational Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable requirements of Law, in each case the compliance with which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.10  Investment Company Act.  No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940.

SECTION 3.11  Labor Matters.  There are no strikes, work stoppages, slowdowns or lockouts existing or pending (or, to the knowledge of any Group Member, threatened) against or involving any Group Member, except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.11, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member, and (c) no such representative has sought certification or recognition with respect to any employee of any Group Member.

SECTION 3.12  ERISA.  Schedule 3.12 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans and (b) all Multiemployer Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of Law so qualifies.  Except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  Except as would not reasonably be expected to have a Material Adverse Effect, on the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

SECTION 3.13  Environmental Matters.  Except as set forth on Schedule 3.13, (a) the operations of each Group Member are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, individually or in the aggregate, would not have a reasonable likelihood of resulting in a Material Adverse Effect, (b) no Group Member is party to and no Group Member is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, written demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, (c) to the knowledge of any Group Member, no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any real property owned, leased long term, subleased long term or operated long term by any Group Member (as used in this Section, Section 5.04(c) and Section 5.12, the “Real Property”), except as would not reasonably be expected to have a Material Adverse Effect, (d) no Group Member has caused a Release of Hazardous Materials at, on or from any Real Property and each such Real Property is free of contamination by any Hazardous Materials except for such Release or contamination that would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (e) no Group Member (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, either individually or in the aggregate, would have a reasonable likelihood of resulting in a Material Adverse Effect and (f) each Group Member has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all material documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

SECTION 3.14  Intellectual Property.  Except as set forth in Schedule 3.14, each Group Member owns or has a valid and continuing right to use all Intellectual Property that is necessary for the operations of its businesses as currently conducted free and clear of all Liens (except Permitted Liens), other than where a failure to own or license any Intellectual Property could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property that is the subject of a registration or an application for registration have been timely paid, and all necessary documents, certificates and filings in connection with the Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain name registrar(s) for the purpose of maintaining such Intellectual Property and all registrations and applications therefor.  The conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair in any material respect any Intellectual Property owned by any other Person, other than as could not reasonably be expected to have a Material Adverse Effect.  No other Person has contested any right, title or interest of any Group Member in, or relating to, or the validity of, any material Intellectual Property, and no allegations have been made of any infringement, misappropriation or violation by any Group Member, and no Person is infringing, misappropriating or violating any material Intellectual Property owned or exclusively licensed by any Group Member, and no Group Member has made or threatened to make any claim relating to the foregoing, other than, in each case, as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.  No holding, injunction, decision or judgment has been rendered by any Governmental Authority, and no Group Member has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel, or question the validity of the Group Member’s rights in any Intellectual Property.  Each Group Member has taken all actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  All material Intellectual Property owned or purportedly owned by a Group Member is valid and enforceable.

SECTION 3.15  Title; Real Property.

(a)           Each Group Member has good and marketable fee simple title to all material owned real Property and valid leasehold interests in all material long-term leased real Property, and owns, leases or licenses all material personal Property, in each case that is purported to be owned, leased or licensed by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens.

(b)           Set forth on Schedule 3.15 is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Loan Party setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions), the record owner thereof and, where applicable, each lessee and sublessee thereof and (ii) for each such real property to be subject to a Mortgage pursuant to the terms hereof or that is otherwise material to the business of any Loan Party, each Contractual Obligation by any Loan Party, whether contingent or otherwise, to Sell such real property.

SECTION 3.16  Full Disclosure.

The written information (other than any projections, forward looking information and information of a general or industry specific nature) prepared or furnished by or on behalf of any Group Member in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) did not, when taken as a whole to the knowledge of the Borrower, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not materially misleading; provided, that projections contained therein are based upon estimates and assumptions as stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the date such written information was prepared or furnished and such projections reflect the good faith, reasonable and fair estimates by the Borrower of the information projected for the periods set forth therein for the periods set forth therein, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and actual results during the periods covered thereby may differ from the projected results and that such differences may be material.

SECTION 3.17  Licenses and Permits.

(a)           Except as set forth on Schedule 3.17, to the knowledge of any Loan Party, each material Permit held by a Group Member was duly and validly issued by the applicable Governmental Authority pursuant to procedures which comply with all material requirements of Law.  No Group Member has knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Group Member, is likely to lead to the revocation of any material Permit.  Except as set forth on Schedule 3.17, the appropriate Group Member has the right to use all of its material Permits and has obtained, all material Permits required for the operation of the business of the Group Members as presently conducted, except where the failure to have the right to use such material Permits or obtain such material Permits affecting the business or assets of any Group Member could not in the reasonable judgment of the Borrower reasonably be expected to have a Material Adverse Effect.  Each material Permit held by a Group Member is in full force and effect and does not, to the knowledge of the Group Members, conflict with the valid rights of others, except where the failure of such Permit to be in full force and effect or such conflict affecting the business or assets of any Group Member could not in the reasonable judgment of the Borrower reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth on Schedule 3.17, no Group Member is a party to and the Borrower has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or written complaint issued by or before any court or regulatory body, or of any other proceedings which would reasonably be expected to adversely affect the validity or continued effectiveness of any Permit held by a Group Member or give rise to any order of forfeiture except for such investigations, notices, violations, forfeitures or other orders, complaints or proceedings, for which the potential penalty, if found in violation, would not reasonably be expected to exceed $500,000 in the aggregate.  No Group Member has received written notice, or has reason to believe, that any Governmental Authority intends to cancel, terminate, modify or amend any material Permit, other than any such notices or intentions affecting the business or assets of any Group Member that could not in the reasonable judgment of the Borrower (i) expose any Group Member to liability in an aggregate amount in excess of $500,000 or (ii) reasonably be expected to have a Material Adverse Effect.  Each Group Member has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it in order to make each material Permit currently outstanding to be in full force and effect pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of such Permits.

(c)           No Group Member has engaged in any criminal act in connection with obtaining, maintaining or amending any Permit, including without limitation, unfair trade practices, anti-competitive behavior, bribery or fraud or conspiracy to commit any of the foregoing criminal acts.

SECTION 3.18  PATRIOT Act; OFAC; Anti-Corruption Laws.  (a) PATRIOT Act.  To the extent applicable, each of the Group Members is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)           OFAC.  No Group Member nor, to the knowledge of the Borrower, any director or officer of any Group Member is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(c)           Anti-Corruption Laws.  No part of the proceeds of the Loans has been used, directly or, to the knowledge of the Borrower, indirectly by or on behalf of any Group Member, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Law.

SECTION 3.19  Security Documents.  (a)   The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid first priority security interest in the Collateral described therein (including any proceeds of any item of Collateral) (except with respect to non-consensual Permitted Liens).  In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent), recordation of the security interest of the Collateral Agent on behalf of the Secured Parties has been made in the United States Patent and Trademark Office, and such other filings as are specified on Schedule 3.19(a) are made, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 3.19(a) and the filings specified on Schedule 3.19(a), and through the delivery of the Pledged Securities or required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to non-consensual Permitted Liens) to the extent required by the Guarantee and Collateral Agreement and subject to the Intercreditor Agreement.

(b)           Upon the execution and delivery of any Mortgage executed and delivered pursuant to Section 5.14, such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal and valid first priority Lien on the mortgaged property described therein and proceeds thereof (except with respect to non-consensual Permitted Liens or other encumbrances or rights permitted by the relevant Mortgage); and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof (except with respect to non-consensual Permitted Liens), as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except with respect to non-consensual Permitted Liens or other encumbrances or rights permitted by the relevant Mortgage).

SECTION 3.20  Certain Fees.  Except as disclosed in writing to the Administrative Agent, no brokers or finder’s fee or commission will be payable by any of the Loan Parties with respect hereto of any of the transactions contemplated hereby.

ARTICLE IV

CONDITIONS

SECTION 4.01  [Reserved].

SECTION 4.02  Conditions to All Credit Extensions.  The obligation of each Lender to make a Credit Extension (including its initial Credit Extension) is additionally subject to the satisfaction of the following conditions:

(a)           the Administrative Agent shall have received a written Borrowing Request in accordance with the requirements hereof;

(b)           the representations and warranties of the Borrower set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date); and

(c)           no Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof.

Each Borrowing Request by the Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b) through (e) above in this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations as to which no claim has been asserted), the Borrower hereby covenants and agrees, on its own behalf and on behalf of each other Group Member, to the Administrative Agent and the Lenders that:

SECTION 5.01  Financial Statements.  The Borrower shall furnish to the Administrative Agent:

(a)           as soon as available, and in any event within the time periods specified in the rules and regulations of the SEC (beginning with the Fiscal Year ending December 31, 2013), whether or not the Borrower is then subject to a reporting requirement with the SEC (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), the audited Consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and related audited Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and its Restricted Subsidiaries as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit (which shall be in accordance with the standards of the United States Public Company Accounting Oversight

Board (or any successor entity thereof)) or as to going concern and without any other similar qualification.

(b)           as soon as available, but in any event within the time periods specified in the rules and regulations of the SEC (beginning with the Fiscal Quarter ended March 31, 2014), whether or not the Borrower is then subject to a reporting requirement with the SEC (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), the unaudited Consolidated balance sheets of the Borrower and its Restricted Subsidiaries as of the close of such Fiscal Quarter, related unaudited Consolidated statements of income for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, and statements of cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the Projections or, if applicable, the latest operating plan delivered pursuant to Section 5.01(c) hereof, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower and its Restricted Subsidiaries as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)           as soon as available, but not later than 120 days after the end of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2015) (or such later date to which the Administrative Agent may, in its sole discretion, consent in writing), an annual operating plan for the Borrower and its Restricted Subsidiaries, on a Consolidated basis, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes projected quarterly income statements and annual balance sheets and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including proposed capital expenditures.

(d)           as soon as available, but in any event within the time periods specified in the rules and regulations of the SEC, all current reports that would be required to be filed with or furnished to the SEC on Form 8-K if the Borrower were required to file or furnish such reports.

(e)           all statements, reports and other information required to be delivered pursuant to clauses (a), (b) and (d) of this Section shall be deemed to have been delivered to the extent such statements, reports and other information are otherwise filed with the SEC.  If, notwithstanding the foregoing, the SEC will not accept the Borrower’s filings for any reason, the Borrower will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Borrower were required to file those reports with the SEC.

SECTION 5.02  Certificates; Other Information.  The Borrower shall deliver to the Administrative Agent:

(a)           together with each delivery of any Financial Statement pursuant to Section 5.01(a) or Section 5.01(b), a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (A) shows in reasonable detail, the calculations used in determining the Secured Net Leverage Ratio and Interest Coverage Ratio of the Borrower, as of the end of such period; provided such calculations shall only be required if the financial covenants in Section 6.14 are applicable as at the end of such period and (B) states that no

Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto;

(b)           as part of the Compliance Certificate delivered pursuant to clause (a) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) no changes have occurred with respect to the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (b)) or indicating those changes which have occurred and (ii) solely at such time as the annual reports are delivered under Section 5.01(a) (or upon the request of the Administrative Agent following an Event of Default), complete and correct copies of all documents modifying any term of any Organizational Document of any Loan Party thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate;

(c)           together with each delivery of any Compliance Certificate pursuant to clause (a) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections or, if applicable, the latest operating plan delivered pursuant to Section 5.01(c), for such period and the figures for the corresponding period in the previous Fiscal Year;

(d)           together with each delivery of any Financial Statement for any Fiscal Year pursuant to Section 5.01(a), copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements;

(e)           together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (a) above, each in form and substance reasonably satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require to evidence compliance with Section 5.09;

(f)            (i) all material reports that the Borrower transmits to its security holders generally and (ii) all material documents that any Group Member files with the SEC, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions; and

(g)           promptly following any request therefor, such other information regarding the business, properties, liabilities (actual or contingent), financial condition, legal, financial or corporate or similar affairs or operations of the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of the Loan Documents to which a Loan Party is a party, as the Administrative Agent or any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (A) the Administrative Agent will make available to the Lenders materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower agrees to prepare a version of the information package and presentation consisting exclusively of information and documentation that (x) is publicly available, (y) constitutes information of a type that would be made publicly available if the Borrower was a public reporting company or (z) is not material with respect to the Borrower or its Affiliates or any of their respective securities for purposes of United States federal and state securities law (all of such information package and presentation, “Public Lender Information”).  The Public Lender Information will be of a type that would be included in any filings made by the Borrower or any of its Affiliates with the SEC if the Borrower or such Affiliates were public reporting companies.  Before distribution of any information package and presentation, the Borrower agrees to identify the portion thereof that may be distributed as Public Lender Information, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws; provided, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”.  The Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 5.03  [Reserved].

SECTION 5.04  Notices.  (a)  The Borrower shall promptly notify the Administrative Agent of, after a Responsible Officer of any Group Member becomes aware of the existence of:

(i)            the occurrence of any Default;

(ii)           any event, matter or development (including the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any Property of any Group Member) that has had or would reasonably be expected to have a Material Adverse Effect;

(iii)          any material change in accounting or financial reporting practices by the Borrower or any of its Restricted Subsidiaries; and

(iv)          the acquisition of any real property with a fair market value in excess of $5,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

(b)           The Borrower shall give the Administrative Agent (i) promptly after the occurrence of an ERISA Event, notice of the occurrence of such ERISA Event, including a copy of any notice filed in connection with such ERISA Event and (ii) promptly after any Responsible Officer of any

ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(c)           The Borrower shall provide the Administrative Agent written notice of each of the following promptly after any Responsible Officer of any Group Member knows of it (and, upon reasonable request of the Administrative Agent, documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that would reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, would reasonably be expected to have a Material Adverse Effect and (ii) the receipt by any Group Member of notification that any Real Property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.05  Preservation of Existence, Etc.  Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Section 6.04, and (b) take all necessary steps to preserve and maintain it rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the normal conduct of its business, except, in the case of this clause (b), where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.06  Compliance with Laws, OFAC; Anti-Corruption Laws; Etc.  (a)  Each Group Member shall comply with all applicable requirements of Law, Contractual Obligations and Permits, except for such failures to comply that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The Borrower will not directly or indirectly use the proceeds of the Loans otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

(c)           No part of the proceeds of the Loans shall be used, directly or, to the knowledge of the Borrower, indirectly by or on behalf of any Group Member, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Law.

SECTION 5.07  Payment of Obligations.  Each Group Member shall pay or discharge before they become delinquent more than 30 days (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other material lawful claims that if unpaid would, by the operation of applicable requirements of Law, become a Lien (other than a non-consensual Permitted Lien) upon any property of any Group Member, except, in for each of clauses (a) and (b), (i) for those whose amount or validity is being contested in good faith by appropriate proceedings diligently conducted and (ii) (x) for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (z) for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08  Maintenance of Property.  Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business (ordinary wear and tear excepted) and (b) all Permits necessary, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary filings with, and give all required notices to, Governmental Authorities, except for such failures to maintain and preserve such property and Permits that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Group Member shall take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case, the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.09  Maintenance of Insurance.  Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such insurance relating to any property or business of any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and, to the extent permitted by applicable Law, to provide 30 days’ prior written notice to the Administrative Agent of any cancellation, material addition in amount or material change in coverage.  Notwithstanding the requirement in clause (a) above, Federal Flood Insurance shall not be required for (x) real property that is not required to be subject to a Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, (y) real property not located in a Special Flood Hazard Area, or (z) real property located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.  In the event that a Group Member fails to obtain Flood Insurance as required by this Section 5.09 and the Administrative Agent or any Lender is legally required to obtain such Flood Insurance, with prior written notice to the Borrower, the Administrative Agent shall have the right to obtain such Flood Insurance and to charge the Borrower or any Group Member for the cost thereof.

SECTION 5.10  Keeping of Books.  The Group Members shall keep proper books of record and account, in which full, true and correct entries in all material respects shall be made in accordance with GAAP and all other applicable requirements of Law of all financial transactions and the assets and business of each Group Member.

SECTION 5.11  Access to Books and Property.  Each Group Member shall permit the Administrative Agent, the Lenders and any Related Parties of any of them, as often as reasonably requested (but as long as no Event of Default has then occurred and is continuing such requests shall be limited to one for all such Persons collectively each Fiscal Year), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (a) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (b) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (c) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member.  Each Group Member shall authorize their respective registered certified public accountants to communicate directly with the Administrative Agent, the Lenders and their Related Parties and to disclose to the Administrative Agent, the Lenders and their Related Parties all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member.

SECTION 5.12  Environmental.

(a)           Each Group Member shall (a) comply with, and maintain its Real Property in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority), except for failures to comply that would not reasonably be expected to have a Material Adverse Effect, and (b) implement any Remedial Actions that are necessary to avoid or minimize liability under or to otherwise comply with applicable Environmental Laws, except for failures as would not reasonably be expected to have a Material Adverse Effect.

(b)           No Group Member shall cause any Release of any Hazardous Material at or from any Real Property that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and affects that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.13  Use of Proceeds; Margin Stock.  The proceeds of the Loans shall be used by the Borrower solely (a) for the payment of transaction costs, fees and expenses related to the Transactions and (b) for working capital and general corporate purposes.  None of such proceeds shall be used to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

SECTION 5.14  Additional Collateral and Loan Parties.  Unless not otherwise required to be joined hereunder, each Loan Party shall do each of the following within 30 days after the creation or acquisition of a Restricted Subsidiary (other than an Excluded Subsidiary):

(a)           deliver to the Administrative Agent (i) an executed Assumption Agreement and (ii) to the extent applicable as determined by the Administrative Agent, such other documents, in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)            each such Restricted Subsidiary of any Loan Party shall Guarantee, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)           each Loan Party (including any Person required to become a Subsidiary Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in all or substantially all of its property, including all of its Equity Interests and other Securities, as security for the Secured Obligations of such Loan Party;

provided, that in no event shall (x) any Excluded Subsidiary be required to Guarantee the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge any or grant a Lien on any Excluded Assets;

(b)           deliver to the Administrative Agent all documents representing all Equity Interests and other Securities that are evidenced by certificates and pledged pursuant to the documents delivered pursuant to clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)           deliver to it a Mortgage on any real property located in the United States owned in fee by any Loan Party with a fair market value in excess of $5,000,000, together with all Mortgage Supporting Documents relating thereto and, in connection therewith upon the request of the Administrative Agent, (x) an appraisal complying with FIRREA, and (y) within 45 days of receipt of notice from the Administrative Agent (or such longer period of time as approved by the Administrative Agent in its sole discretion) that real property of the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 5.09;

(d)           to take all other actions necessary to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents to which such Loan Party is a party executed on the Closing Date, including the filing of UCC financing statements in such jurisdictions as may be required by such Loan Documents or applicable requirements of Law or as the Administrative Agent may otherwise reasonably request;

(e)           deliver to the Administrative Agent legal opinions relating to the matters described in this Section 5.14, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent; and

(f)            take all actions as reasonably requested by the Administrative Agent to ensure the Administrative Agent has a valid, enforceable and perfected Lien against those assets of the Loan Parties located outside the United States.

SECTION 5.15  Deposit Accounts; Securities Accounts.  Subject to Section 5.16(a), each Loan Party shall (i) maintain each of its deposit accounts (other than Excluded Deposit Accounts) as Controlled Deposit Accounts, and (ii) maintain each securities account or commodity account with an average daily balance of $500,000 or more as a Controlled Securities Account; provided, such securities account or commodities account excluded pursuant to this clause (ii) do not have an average daily balance in excess of $2,500,000 at any time.

SECTION 5.16  Post-Closing Matters.  Each of the following shall occur:

(a)           each Loan Party shall, with respect to all deposit accounts, securities accounts and commodity accounts owned by it on the Amendment and Restatement Effective Date, comply with the provisions of Section 5.15 of this Agreement as promptly as practicable, and in no event later than 30 days after the Amendment and Restatement Effective Date (or such later date as the Required Lenders may determine in their sole discretion);

(b)           the Additional Sillerman Investment shall be consummated;

(c)           the Borrower shall, as promptly as practicable and in no event later than 7 days after the Amendment and Restatement Effective Date (or such later date as the Required Lenders may determine in their sole discretion), deliver to the Administrative Agent and to the Lenders a report of tax Lien, bankruptcy, pending litigation, and judgment Lien searches, in form and substance reasonably satisfactory to the Required Lenders, and showing no Liens on the Collateral other than Permitted Liens; and

(d)           the Borrower shall, as promptly as practicable and in no event later than 21 days after the Amendment and Restatement Effective Date (or such later date as the Required Lenders may determine in their sole discretion), deliver to the Administrative Agent and to the Lenders (i) a report of Intellectual Property Lien searches in form and substance reasonably satisfactory to the Required Lenders showing Liens on the Collateral pursuant to Section 6.02(a) and no other Liens on the Collateral other than Permitted Liens or (ii) conclusive evidence of the filing and recordation of Intellectual Property security agreements on the Collateral with the United States Copyright Office and United States Patent and Trademark Office, as applicable, in form and substance reasonably satisfactory to the Required Lenders.

SECTION 5.17  Ratings.

The Borrower shall at all times maintain (a) a corporate rating and (b) a rating of its senior secured long-term debt, in each case, from each of Moody’s and S&P.

SECTION 5.18  Credit Enhancements.

If the Second Lien Trustee or any holder of the Second Lien Notes receives any additional guaranty or any additional collateral agreement after the date hereof (other than in the case of any guaranty of the obligations of a Foreign Subsidiary), the Borrower shall cause the same to be granted to the Administrative Agent to guarantee or secure as applicable, for its own benefit and the benefit of the Secured Parties (subject to the terms of the Intercreditor Agreement).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been indefeasibly paid in full in cash (other than contingent indemnification obligations for which claims have not been asserted), the Borrower hereby covenants and agrees, on its own behalf and on behalf of each other Group Member that:

SECTION 6.01  Indebtedness.  No Group Member shall, directly or indirectly, incur or otherwise remain liable with respect to or responsible for, any Indebtedness except for the following:

(a)           Indebtedness of the Loan Parties under or pursuant to the Loan Documents and all other Secured Obligations;

(b)           [reserved];

(c)           Indebtedness existing on the Amendment and Restatement Effective Date and set forth on Schedule 6.01;

(d)           Indebtedness in respect of Hedging Agreements incurred in the ordinary course of business and not for speculative purposes;

(e)           Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party in respect of an Investment permitted under Section 6.03 and (C) any Loan Party owed to any Restricted Subsidiary which is not a Loan Party; provided that all Indebtedness under clause (C) of this Section 6.01(e) of any Loan Party must be unsecured and expressly subordinated to the Obligations in form and substance reasonably satisfactory to the Administrative Agent;

(f)            the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness incurred under Sections 6.01(c) and (f);

(g)           Indebtedness of any Loan Party incurred in connection with the Guarantee of any Indebtedness of the Loan Parties incurred in accordance with the provisions of this Agreement; provided that in the event such Indebtedness that is being Guaranteed is Junior Debt, then the related Guarantee shall be subject to subordination provisions and customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(h)           Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under Section 7.01(g);

(i)            [reserved];

(j)            Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

(k)           Indebtedness represented by property, liability and workers’ compensation insurance (which may be in the form of letters of credit);

(l)            [reserved];

(m)          Indebtedness which is a Permitted Investment;

(n)           [reserved];

(o)           Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn outs or, in each case, similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any Restricted Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Equity Interests of a Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Restricted Subsidiary for the purpose of financing such acquisition);

(p)           Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of its incurrence, (ii) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (iii) VAT or other tax guarantees in the ordinary course of business, (iv) self-insurance obligations or captive insurance company obligations of the financing of insurance premiums in the ordinary course of business and (v) any customary cash management, cash pooling or netting or setting off arrangements;

(q)           Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’

compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(r)            Indebtedness in respect of endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business;

(s)            [reserved];

(t)            Indebtedness for borrowed money owed to an Unrestricted Subsidiary; provided that such Indebtedness is unsecured and subordinated in right of payment to the Obligations, on terms reasonably acceptable to the Administrative Agent, and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the Second Lien Notes;

(u)           Indebtedness incurred in connection with the preparation, staging, promotion, ticketing or execution of one or more musical, theatrical or other entertainment concerts, festivals or similar events (i) with a term of not more than one year, (ii) pursuant to arrangements under which such Indebtedness will be repaid out of ticket and other revenue derived from such events and (iii) in an aggregate principal amount at any time outstanding for all such events not to exceed $2,000,000;

(v)           [reserved]; and

(w)          Indebtedness in an aggregate principal amount at any one time outstanding not to exceed the greater of $10,000,000 and 1.25% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable.

For purposes of compliance with this Section 6.01, in the event any Indebtedness meets the criteria set forth in more than one of the clauses set forth above, the Borrower may (x) classify or reclassify such Indebtedness in any manner that complies with this Section 6.01 and (y) divide and classify such Indebtedness among more than one of the clauses set forth above applicable thereto and, in each case, such Indebtedness shall be treated as having been permitted pursuant to such clause.

SECTION 6.02  Liens.  No Group Member shall incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for the following:

(a)           Liens created pursuant to any Loan Document securing the Secured Obligations;

(b)           Liens on the Collateral securing the Second Lien Notes which are subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(c)           Liens created pursuant to any Cash Management Document incurred in the ordinary course of its business, at any time outstanding not to exceed $1,000,000 in the aggregate;

(d)           pledges or deposits under workers compensation legislation, unemployment insurance legislation, old age pension legislation, other social security legislation or similar legislation, or good faith deposits or other Liens in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits or Liens to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits or other Liens as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(e)           (i) Liens imposed by Laws, including landlord’s and carriers’, warehousemen’s, employees’, banks’, mechanics’ and construction Liens and other similar Liens, and (ii) Liens to secure claims for labor, materials or supplies, in each case on the property of the Borrower or any Restricted Subsidiary, and arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(f)            Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(g)           Liens on the Equity Interests of Unrestricted Subsidiaries;

(h)           Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business, at any time outstanding not to exceed $1,000,000 in the aggregate;

(i)            encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, gas and oil, electric lines, telegraph, telephone and cable lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially impair their use in the operation of the business of such Person;

(j)            leases, licenses, subleases and sublicenses of assets or property and liens on assets or property (including, without limitation, real property and intellectual property rights) in the ordinary course of business;

(k)           any non-exclusive licenses of or option to license Intellectual Property or covenant not to assert claims of infringement, misappropriation or other violation with respect to Intellectual Property;

(l)            Liens for any final judgments, decrees or orders of any court for the payment of money that do not constitute an Event of Default;

(m)          [reserved];

(n)           Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(o)           Liens (i) of a collection bank arising under Section 4-210 of the UCC as in effect from time to time in the State of New York on the items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(p)           Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(q)           Liens existing on the Closing Date and listed on Schedule 6.02 hereto and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 6.01;

(r)            [reserved];

(s)            Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided that, such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further that, such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(t)            Liens (not on the Collateral) securing Indebtedness or other obligations of a Restricted Subsidiary that is a Subsidiary Guarantor owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01;

(u)           [reserved];

(v)           Liens securing Permitted Refinancing Indebtedness; provided that (x) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced and (y) to the extent the Liens securing the Indebtedness being refinanced were secured by the Collateral pursuant to Sections 6.02(b) above, the Liens securing such Permitted Refinancing Indebtedness shall be subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(w)          any interest or title of a lessor under any operating lease or similar arrangement in the ordinary course of business;

(x)           Liens encumbering property or assets under construction arising from progress or partial payments or deposits by the Borrower or its Restricted Subsidiaries relating to such property or assets or such deposits, at any time outstanding not to exceed $1,500,000 in the aggregate;

(y)           [reserved];

(z)           Liens arising by operation of law or under lease to secure landlords, lessors or under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented and the tangible property located thereon;

(aa)         Liens deemed to exist in connection with reasonable and customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(bb)         deposits in the ordinary course of business, including deposits paid for retention of professional services;

(cc)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(dd)         Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, discharging or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing, discharging or defeasing of Indebtedness are permitted under the Loan Documents;

(ee)         [reserved];

(ff)          Liens (i) on cash advances in favor of the seller of any property to be acquired to be applied against the purchase price for property and (ii) consisting of any letter of intent or any agreement to sell, transfer, lease or otherwise dispose of any property;

(gg)         any restrictions on any stock or stock equivalents or other joint venture interests of the Borrower or any of its Restricted Subsidiaries providing for a breach, termination or default under any joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such stock or stock equivalents or interests of such Person, if a security interest or other Lien is created on such stock or stock equivalents or interest as a result thereof and other similar Liens;

(hh)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(ii)           Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 6.03; provided that, such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(jj)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into in the ordinary course of business;

(kk)         Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(ll)           deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(mm)      other Liens securing obligations in an amount at any one time outstanding not to exceed the greater of $10,000,000 and 1.25% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable; provided that, such Liens will rank junior to the Liens on the Collateral securing the Obligations and, in each case, and such Liens shall be subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(nn)         any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (other than clauses (a), (b) and (v)); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets.

SECTION 6.03  Investments.  No Group Member shall make or maintain, directly or indirectly, any Investment except for the following:

(a)           Investments (i) by the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by Loan Parties in any Restricted Subsidiary that is not a Loan Party in the ordinary course of business in an amount not to exceed $7,500,000 in the aggregate at any time outstanding so long as immediately prior to and after giving effect to such Investment on a Pro Forma Basis, (a) no Default or Event of Default shall have occurred and be continuing, or would result therefrom and (b) the Borrower would be in compliance with each such financial covenant set forth in Section 6.14, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Investment;

(b)           (i) Investments in another Person constituting a Permitted Acquisition and (ii) Investments held by a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, (including pursuant to a Permitted Acquisition), to the extent that such Investments pursuant to clause (ii) were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(c)           Investments held by any Group Member in the form of cash and Cash Equivalents;

(d)           (i) Investments in the form of receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that, such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from account debtors or received in connection with the bankruptcy or reorganization of promoters, suppliers or customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e)           Investments in the form of commission, payroll, travel, moving, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)            Investments in the form of loans or advances to employees, officers or directors of the Borrower, such Restricted Subsidiary, not to exceed $2,000,000 in the aggregate outstanding at any one time;

(g)                                  Investments in the form of stock, obligations or securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments or foreclosure of Liens or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(h)                                 Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Sale permitted under Section 6.05 and transfers of assets permitted under Section 6.05(n) that constitute Investments;

(i)                                     Investments in the form of Hedging Agreements entered into in compliance with Section 6.01;

(j)                                    Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Amendment and Restatement Effective Date and are set forth on Schedule 6.03, and any modification, replacement, renewal or extension thereof; provided no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 6.03(j) except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 6.03;

(k)                                 Investments in the form of credit or advances to landlords in connection with leases (or similar occupancy agreements) or the sale of real property to any Restricted Subsidiary in the ordinary course of business;

(l)                                     Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Equity Interests);

(m)                             Investments in the form of Guarantees permitted by Section 6.01;

(n)                                 Investments in the form of advances, loans or extensions of credit to distributors, customers, brokers, suppliers and vendors in the ordinary course of business;

(o)                                 other Investments not exceeding, in the aggregate, the greater of $20,000,000 and 2.50% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable;

(p)                                 Investments in a Person engaged in Permitted Business Activities having a fair market value, taken together with all other Investments made pursuant to this Section 6.03(p) that are at that time outstanding, not to exceed $15,000,000 at the time of such Investment;

(q)                                 (i) Investments by the Borrower or any Restricted Subsidiary in any joint venture or Unrestricted Subsidiary to the extent that the aggregate amount of all Investments made pursuant to this Section 6.03(q) is not in excess of the greater of $15,000,000 and 2.00% of Consolidated Total Assets as of the most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b), as applicable;

(r)                                    any Investment consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(s)                                   any Investment consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(t)                                    so long as immediately prior to and after giving effect to such Investment on a Pro Forma Basis (i) no Default or Event of Default shall have occurred and be continuing, or would result therefrom and (ii) the Borrower would be in compliance with each such financial covenant set forth in Section 6.14, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Investment, the Group Members may make additional Investments in an aggregate amount not to exceed the Available Amount at the time of each such Investment;

(u)                                 any Investment that is a Restricted Payment permitted under Section 6.06 (other than clause (l) thereof); and

(v)                                 any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made; provided that such Investment must be received by a Restricted Subsidiary and must be equal to or greater than the Fair Market Value of such contribution.

SECTION 6.04  Fundamental Changes.

(a)                                 The Borrower will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person, whether or not the Borrower is the surviving corporation, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons unless at the time and after giving effect thereto:

(i)                                     Such transaction constitutes a Permitted Investment pursuant to which the Borrower will be the surviving entity;

(ii)                                  immediately after giving effect to such transaction on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing; and

(iii)                               if the Borrower is required to comply with the financial covenants set forth in Section 6.14 as of the date of such transaction, then immediately prior to and after giving effect to such transaction on a Pro Forma Basis, except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Borrower, the Borrower would be in compliance on a Pro Forma Basis with each financial covenant set forth in Section 6.14, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such transaction.

To the extent required under the Loan Documents, the Borrower will cause such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may reasonably be required by applicable law to preserve and protect the Lien of the Loan Documents on the Collateral owned by or transferred to the Borrower.

(b)                                 No Subsidiary Guarantor may in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person, whether or not such Subsidiary Guarantor is the surviving corporation, or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons unless at the time and after giving effect thereto:

(i)                                     the other Person is the Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction;

(ii)                                  (1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the Obligations of the Subsidiary Guarantor under the Loan Documents, including the guarantee and grant of security interests in its Collateral required thereunder; and (2) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or

(iii)                               the transaction constitutes a sale, assignment, transfer, lease or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) otherwise permitted by the Loan Documents.

SECTION 6.05  Sales.

No Group Member shall make any Sales except for the following:

(a)                                 a Sale by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary; provided that any such disposition that constitutes a disposition of Collateral (x) is only to the Borrower or a Subsidiary Guarantor to the extent that such Sale is not otherwise a Permitted Investment and (y) the transferee shall comply with Section 5.14;

(b)                                 a Sale permitted by Sections 6.03 or 6.06;

(c)                                  a Sale of assets in a single transaction or series of related transactions with a fair market value of less than $15,000,000;

(d)                                 Sales of obsolete, damaged, surplus or worn out equipment or property or property that is no longer used or useful in the conduct of the business of the Borrower or its Restricted Subsidiaries;

(e)                                  any Sales of inventory, equipment, goods, fixtures, accounts receivable or other assets in the ordinary course of business;

(f)                                   any Sales of Equity Interests of or other Investments in an Unrestricted Subsidiary;

(g)                                  any grant of any license of patents, trademarks, know-how or any other intellectual property in the ordinary course of business which does not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole (for the avoidance of doubt, other than perpetual licenses of any material intellectual property);

(h)                                 the Sale or discounting, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business (x) which are overdue, or (y) which the Borrower or any Restricted Subsidiary, as applicable, may reasonably determine are difficult to collect but only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables);

(i)                                     to the extent allowable under Section 1031 of the Internal Revenue Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in

Permitted Business Activities; provided that in the case of an exchange of Collateral for property, such property shall be pledged as Collateral of the same priority and in accordance with the Collateral Documents;

(j)                                    the Sale of any property in a Sale and Leaseback Transaction within six months of the acquisition of such property; provided that the fair market value of all property so disposed of shall not exceed $30,000,000 from and after the Closing Date;

(k)                                 Sales, transfers and other dispositions of Investments in joint ventures or any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(l)                                     Sales by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 6.05, provided that (i) at the time of such Sale (other than any such Sale made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Sale and (ii) the aggregate fair market value in respect of all such Sales in any Fiscal Year of the Borrower is not in excess of the greater of (x) $15,000,000 and (y) 2.00% of Consolidated Total Assets;

(m)                             [reserved]; and

(n)                                 Sales of foreign intellectual property rights by a Loan Party to a Restricted Subsidiary that is not a Guarantor in the ordinary course of business or otherwise consistent with past practice;

provided that, any Sale of any property pursuant to Sections 6.05(c), (j), (k) or (l) shall be for no less than the fair market value of such property at the time of such Sale and the purchase price for such property shall be paid to such Borrower or such Restricted Subsidiary, as applicable, for not less than 75% cash consideration; provided that, for purposes of the 75% cash consideration requirement any Designated Non-cash Consideration received in respect of such sale or disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this proviso that is at that time outstanding, not in excess of $5,000,000, in each case, shall be deemed to be cash.

SECTION 6.06  Restricted Payments.

No Group Member shall directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)                                 Restricted Payments permitted by Section 6.15;

(b)                                 the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.06;

(c)                                  the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(d)                                 each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary; provided, that any such Cash distributions shall be made at least pro rata in amount with respect to such equity holders that are Loan Parties);

(e)                                  make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests of the Borrower (i) deemed to occur upon the exercise of stock options to the extent such Equity Interests represents a portion of the exercise price of such options or a portion of the tax liability of the holder with respect thereto, or (ii) in connection with the terms of any restricted stock option agreement awarded to any employee, officer or director of the Borrower or its Restricted Subsidiaries; provided that the aggregate amount of payments made pursuant to this Section 6.06(e) shall not exceed $5,000,000 in any Fiscal Year of the Borrower;

(f)                                   make other Restricted Payments in an aggregate amount not to exceed $1,500,000;

(g)                                  make the payment of cash, dividends, distributions, advances or other Restricted Payments in lieu of fractional shares pursuant to (i) the exchange or conversion of any securities or (ii) the exercise of options or warrants; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the board of directors of the Borrower);

(h)                                 the declaration or payment of dividends to holders of any class or series of Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued after the Closing Date in accordance with Section 6.01;

(i)                                     advances or loans to (i) any future, present or former officer, director, employee or consultant of the Borrower or a Restricted Subsidiary (in each case, other than SIC or any of its Affiliates) to pay for the purchase or other acquisition for value of Equity Interests (other than Disqualified Equity Interests) of the Borrower or a Restricted Subsidiary, or any obligation under a forward sale agreement, deferred purchase agreement or deferred payment arrangement pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or other agreement or arrangement or (ii) any management equity plan or stock option plan or any other management or employee benefit or incentive plan or unit trust or the trustees of any such plan or trust to pay for the purchase or other acquisition for value of Equity Interests of the Borrower or a Restricted Subsidiary, in each case of this Section 6.06(i) in an aggregate principal amount, together with the aggregate principal amount of Restricted Payments made pursuant to Section 6.06(j), not to exceed $3,500,000 in any calendar year (with any unused amounts in any calendar year carried over to the next two succeeding calendar years);

(j)                                    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries (in each case, other than SIC or any of its Affiliates) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the total aggregate amount of Restricted Payments under this Section 6.06(j), together with the aggregate principal amount of Restricted Payments made pursuant to Section 6.06(i), does not exceed $3,500,000 in any calendar year (with any unused amounts in any calendar year carried over to the next two succeeding calendar years);

(k)                                 the purchase, repurchase, redemption or defeasance of other acquisition or retirement of the Equity Interests of the Borrower (i) in an aggregate amount not to exceed $15,000,000 pursuant to the terms of the rights held by Totem Onelove Group Pty Ltd, Totem Industries Pty Ltd and any of their affiliates as in effect on the date of this Agreement or as subsequently amended, supplemented or otherwise modified thereafter and (ii) in an aggregate amount not to exceed $10,500,000 pursuant to the terms of any other purchase, repurchase, redemption or similar rights right by holders of the Borrower’s Equity Interests; and

(l)                                     any Restricted Payment that constitutes an Investment permitted under Section 6.03 (other than clause (u) thereof).

In the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above paragraphs of this covenant the Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Restricted Payment in any manner that complies with this covenant and such Restricted Payment shall be treated as having been made pursuant only to the clause or clauses of this covenant to which such Restricted Payment has been classified or reclassified.

SECTION 6.07  Change in Nature of Business.

No Group Member shall carry on any business, operations or activities other than Permitted Business Activities.

SECTION 6.08  Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Borrower (other than a Restricted Subsidiary of the Borrower).

The foregoing provisions will not apply to:

(a)                                 any transaction or series of transactions is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm’s length dealing with an unaffiliated third party;

(b)                                 transactions with a Person that is an Affiliate of the Borrower solely because the Borrower, directly or indirectly, owns Equity Interest in such Person;

(c)                                  any Restricted Payment not prohibited by Section 6.06, any Permitted Investment or any payments with respect to Junior Debt not prohibited by Section 6.12;

(d)                                 any transaction or series of transactions between the Borrower and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries;

(e)                                  the payment of reasonable and customary fees, including consulting fees, bonuses and compensation (including amounts paid pursuant to employee benefit plans) for the personal services of, the reimbursement of expenses paid by, and indemnity provided on behalf of, future, present or former officers, directors, employees, members of management, consultants, or independent contractors of the Borrower or any of its Restricted Subsidiaries paid in the ordinary course of business;

(f)                                   any agreements or arrangements in existence on the Closing Date and set forth on Schedule 6.08 and any amendments, modifications, extensions or replacements thereof; provided that, any such amendments, modifications, extensions or replacements shall only be permitted by this Section 6.08(f) to the extent that the terms of such amendment, modification, extension or replacement, taken as a whole, are not materially more disadvantageous to the Borrower and its Restricted Subsidiaries than the terms of such agreements or arrangements in effect on the Closing Date; provided further that, a good faith determination by a majority of the disinterested members of the board of directors (as evidenced by a board resolution) that the terms of such amendment, modification, extension or replacement, taken as a whole, are not materially more disadvantageous to the Borrower and its Restricted Subsidiaries than the terms of such agreements or arrangements in effect on the Closing Date shall be conclusive;

(g)                                  transactions with customers, clients, suppliers, landlords, lessors or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Loan Documents that are fair to the Borrower, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party and transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(h)                                 transactions to the extent permitted by Section 6.15;

(i)                                     any issuance or sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower and the granting of registration and other customary rights in connection therewith;

(j)                                    purchases, repurchases or repayments of the Second Lien Notes or other Indebtedness or solicitations of amendments, waivers or consents in respect of the Second Lien Notes or such other Indebtedness, if such purchase, repurchase or repayment or solicitation is on the same terms as those offered to holders of the Second Lien Notes or such other Indebtedness that are not Affiliates;

(k)                                 the granting and performance of registration rights for the Borrower’s Equity Interests;

(l)                                     transactions with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Equity Interests of the Borrower (other than Disqualified Equity Interests); and

(m)                             any employment agreement, consultant agreement or employee benefit arrangements with any employee, consultant, officer or director of the Borrower or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business.

SECTION 6.09  Burdensome Agreements.

No Group Member shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability

(a)                                 of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 6.09, (ii) any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) any agreement in connection with a Sale of all or substantially all of the Equity Interests or assets of such Subsidiary permitted by Section 6.05, (iv) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business, (v) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vi) any restrictions regarding licenses or sublicenses by the Borrower and the other Restricted Subsidiaries of Intellectual Property rights in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property rights), (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) restrictions imposed by reason of applicable Law and (ix) restrictions imposed under the Second Lien Note Documents, or

(b)                                 of the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Revolving Facility and the Obligations or under the Loan Documents except for (i) any agreement in effect on the Closing Date and described on Schedule 6.09, (ii) any agreement in effect at any time any Restricted Subsidiary becomes a Subsidiary of the Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or of the acquisition of assets from such Person and applies solely to such acquired assets, (iii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (iv) in each case so long as such restrictions are no broader in scope than those contained herein or in the Second Lien Note Documents, customary restrictions contained in Indebtedness incurred pursuant to Sections 6.01(w) (solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness); provided that such restrictions do not restrict the Liens securing the Obligations or the senior priority status thereof, (v) restrictions arising in connection with cash or other deposits permitted under Sections 6.02 or 6.03 and limited to such cash or deposit, (vi) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business relating to the assets and Equity Interests of such Joint Venture, (ix) restrictions imposed by applicable Law, (x) restrictions contained in Indebtedness permitted pursuant to Section 6.01(d) or Section 6.01(o) to the extent relating to the Subsidiary incurring such Indebtedness and its Subsidiaries and provided that such restrictions do not restrict the Liens securing the Obligations as contemplated by Loan Documents or the first priority status thereof and (xi) restrictions contained in the Second Lien Note Documents.

SECTION 6.10  Modification of Certain Documents.

No Group Member shall do any of the following:

(a)                                 waive or otherwise modify any term of any Organizational Document of, or otherwise change the capital structure of, any Group Member, as applicable, in each case, except for those modifications and waivers that do not materially and adversely affect the interests of any Secured Party under the Loan Documents to which a Loan Party is a party or in the Collateral without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed);

(b)                                 waive or otherwise modify any term of the Second Lien Notes and other Indebtedness that is Junior Debt if the effect thereof on such Indebtedness (i) is materially adverse to the Lenders, (ii) is otherwise prohibited by the terms of any subordination or intercreditor agreement applicable thereto or (iii) has the effect of (A) shortening the maturity of such Indebtedness to a date which is prior to 91 days after the Maturity Date, (B) shortening the date scheduled for any principal payment or increasing the amount of any required principal payment in excess of an amount to be agreed (other than paid-in-kind interest), or (C) increasing the amount of any mandatory prepayment required thereunder which is payable prior to the indefeasible payment in full in cash of all Obligations, or add a requirement for any additional mandatory prepayment thereunder, in the case of this clause (iii); or

(c)                                  waive, amend or otherwise modify the terms of, or terminate the Employee Hiring and Retention Procedures, except for those waivers, amendments or modifications that do not materially affect the interests of any Secured Party under the Loan Documents to which a Loan Party is a party or in the Collateral without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that, such consent shall not be necessary for those waivers, amendments or modifications as may be necessary or required under applicable Law and are provided to the Administrative Agent in writing.

SECTION 6.11  Accounting Changes; Fiscal Year.

No Group Member shall change its (a) accounting treatment or reporting practices, except as required by GAAP or any requirement of Law, or (b) its Fiscal Year or its method for determining fiscal quarters or fiscal months.

SECTION 6.12 Prepayments of Junior Debt.

None of the Borrower or its Restricted Subsidiaries shall (x) prepay, redeem, purchase, defease or otherwise satisfy for value prior to the scheduled maturity thereof any Junior Debt (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination or intercreditor terms of any Junior Debt (each a “Restricted Debt Payment”); provided that, each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a)                                 make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Debt made by exchange for, or out of the proceeds of the substantially concurrent incurrence of Permitted Refinancing Indebtedness with respect to such Junior Debt;

(b)                                 prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) any Junior Debt owing by a Group Member to any other Group Member; provided, that if such Junior Debt is owing by a Loan Party to a Group Member that is not a Loan Party then (i) no Default or Event of Default shall have occurred and be continuing and (ii) such Investment shall be permitted under Section 6.03(a)(iii), 6.03(b)(ii), 6.03(j), 6.03(o) or 6.03(q);

(c)                                  make any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Debt made by exchange for, or out of the proceeds of the substantially concurrent (a) sale of, Equity Interests of the Borrower (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); or (b) contributions to the capital of the Borrower;

(d)                                 so long as immediately prior to and after giving effect to such Restricted Debt Payment on a Pro Forma Basis (x) no Default or Event of Default shall have occurred and be continuing, or would result therefrom and (y) the Borrower would be in compliance with each such financial covenant set forth in Section 6.14, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Debt Payment, the Borrower may make Restricted Debt Payments in an aggregate amount not to exceed the Available Amount at the time of each such Restricted Debt Payment;

(e)                                  make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Debt in the event of a “change of control,” an “asset sale” or an “event of loss” under the Second Lien Indenture, at a purchase price not greater than 101% (pursuant to provisions similar to the “change of control” covenant under the Second Lien Indenture) to the extent required by, and in accordance with, the provisions under the agreement governing such Junior Debt, plus any accrued and unpaid interest in connection therewith; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has made the “change of control offer”, “asset sale offer”, or “collateral loss proceeds offer”, as the case may be, as provided in such covenants with respect to the Second Lien Notes and has completed the repurchase or redemption of all such Second Lien Notes validly tendered for payment in connection with such offer;

(f)                                   pay, as and when due and payable, (x) scheduled principal and interest payments and reimbursement of reasonable costs, expenses and indemnification obligations in respect of (i) the Second Lien Notes and (y) any other payments on account of the other Junior Debt, in each case to the extent permitted by the Intercreditor Agreement and any other intercreditor agreement applicable thereto; provided that if such Indebtedness is subordinated to the Obligations, such payment is permitted in accordance with the subordination terms applicable thereto.

In no event shall the forgoing be deemed to restrict the forgiveness of any Junior Debt by the holder thereof so long as such forgiveness is not conditioned on the receipt of any consideration (other than Equity Interests that are not Disqualified Equity Interests).

SECTION 6.13  Speculative Hedging.

No Group Member shall enter into any Hedging Agreement, except (a) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.14  Financial Covenants.

(a)                                 Beginning as of March 31, 2016, as of the last day of any Fiscal Quarter of the Borrower ending on or after such date, the Borrower shall not permit the Secured Net Leverage Ratio calculated as of such day for the period of four Fiscal Quarters of the Borrower then ended to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Secured Net Leverage Ratio
March 31, 2016	4.50:1.00
December 31, 2016 and thereafter	4.00:1.00

(b)                                 Beginning as of March 31, 2016, as of the last day of any Fiscal Quarter of the Borrower ending on or after such date, the Borrower shall not permit the Interest Coverage Ratio calculated as of such day for the period of four Fiscal Quarters of the Borrower then ended to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Secured Net Leverage Ratio
March 31, 2016	1.50:1.00
December 31, 2016 and thereafter	2.00:1.00

SECTION 6.15  Preferred Equity.  None of the Borrower or its Restricted Subsidiaries shall (x) waive, amend or otherwise modify the terms of, or terminate any of the Series B Preferred Equity Documents or any of the Sillerman Preferred Equity Documents, without the prior written consent of the Required Lenders or (y) make any Restricted Payment, Restricted Debt Payment or any other payment with respect to the Series B Preferred Equity Interests or the Sillerman Preferred Equity Interests; provided that, each Group Member may, to the extent not otherwise prohibited by the Loan Documents, do each of the following:

(a)                                 make regularly scheduled quarterly dividend payments with respect to the Series B Preferred Equity Interests pursuant to the Series B Preferred Equity Documents so long as (x) both before and after giving effect to such scheduled dividend on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing and (y)(i) from the Amendment and Restatement Effective Date up to, but not including, the date that the Borrower is required to comply with the financial covenants set forth in Section 6.14, both before and after giving effect to such scheduled dividend, the Borrower would, on a Pro Forma Basis, be in compliance with an Interest Coverage Ratio of 1.00:1.00, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such scheduled dividend and (ii) from and after the date that the Borrower is required to comply with the financial covenants set forth in Section 6.14, both before and after giving effect to such scheduled dividend, the Borrower would be in compliance on a Pro Forma Basis with each such financial covenant set forth in Section 6.14, in each case as if such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such scheduled dividend; and

(b)                                 make regularly scheduled paid-in-kind dividend payments payable solely in Sillerman Preferred Equity Interests pursuant to the Sillerman Preferred Equity Documents.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01  Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c)                                  any representation, warranty or certification made or deemed made by or on behalf of any Group Member in any Loan Document or by or on behalf of any Group Member (or any Responsible Officer thereof) in connection with any such Loan Document (including in any document delivered in connection with any such Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “materiality” or “Material Adverse Effect”) when made or deemed made;

(d)                                 any Group Member shall fail to comply with (i) any provision of Section 5.04(a)(i), 5.05, 5.13, 5.16 or Article VI, (ii) any provision of Section 5.01 if, in the case of this clause (ii), such failure shall remain unremedied for 3 or more Business Days or (iii) any other provision of any Loan Document if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders;

(e)                                  (i) any Group Member shall fail to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise), after the lapse of all applicable grace periods, on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, (ii) any other material event shall occur or material condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition, after the lapse of all applicable grace periods, is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f)                                   (i) any Group Member (other than an Immaterial Foreign Person and its Foreign Subsidiaries) shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member (other than an Immaterial Foreign Person and its Foreign Subsidiaries) seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member (other than an Immaterial Foreign Person and its Foreign Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member (other than an Immaterial Foreign Person and its Foreign Subsidiaries) shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(g)                                  one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $5,000,000 and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h)                                 one or more ERISA Events shall have occurred, which individually or in the aggregate, would have a material effect on the Group Members;

(i)                                     except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any material provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or (ii) any such Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any material portion of the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document (other than any such failure of perfection or priority which arises solely from the actions or inactions of a Secured Party) or any Group Member shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j)                                    there shall occur any Change of Control;

(k)                                 the subordination provisions of the Intercreditor Agreement or any intercreditor or subordination agreement or instrument applicable to any Indebtedness that is Junior Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such intercreditor or subordination provisions (subject to the exceptions set forth in clause (i)(ii) above);

(l)                                     SIC shall fail to make the Initial Sillerman Investment on the Amendment and Restatement Effective Date; or

(m)                             SIC shall fail to make the Additional Sillerman Investment on or before the date that is 60 days after the Amendment and Restatement Effective Date,

then, and in every such event (other than an event described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i)                                     terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii)                                  declare the Loans then outstanding (or, (A) in the event of a failure to comply with Section 6.05 in a manner that constitutes a Sale of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole or (B) in the case of an occurrence of an event described in Section 7.01(j), an amount equal to 101% of the aggregate principal amount of the Loans then outstanding) to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(iii)                               [reserved]; or

(iv)                              exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents and/or applicable Law;

provided, that in case of any event described in clause (f) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02  Application of Payments.  Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall be applied by the Administrative Agent as follows:

(i)                                     first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under Section 2.13(a)) payable to the Administrative Agent in its capacity as such;

(ii)                                  second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents (other than as contemplated by clauses (iii) and (iv)), ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)                               third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)                              fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v)                                 fifth, to the payment in full of all other Secured Obligations, in each case ratably among the Administrative Agent, the Lenders based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)                              finally, the balance, if any, after all Secured Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law.

ARTICLE VIII

AGENCY

SECTION 8.01  Appointment and Authorization of Agents.  Each Lender hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02  Rights as a Lender.  Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03  Exculpatory Provisions.  (a)  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c)                                  No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

SECTION 8.04  Reliance by Administrative Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Extension that by its terms shall be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is reasonably satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any such Credit Extension.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06  Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent-Related Person against any and all Indemnified Liabilities incurred by it; provided, that no Lender shall be liable for payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any U.S. Federal Income Tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold U.S. Federal Income Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, U.S. Federal Income Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

SECTION 8.07  Resignation of Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall appoint a successor agent (which may be an Affiliate of a Lender), with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent shall not be unreasonably withheld or delayed).  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on such effective date, where (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.08  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent-Related Persons have made any representations or warranties to it and that no act by the Agent-Related Persons hereafter take, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished hereunder, the Agent-Related Persons shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of any Agent-Related Person.

SECTION 8.09  Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Group Member, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.13 and 9.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 9.03.

SECTION 8.10  Duties of Other Agents.  None of the Agents (other than the Administrative Agent) identified on the cover page or signature pages of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.  Without limiting any other provision of this Article, none of such Agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

SECTION 8.11  Concerning the Collateral and the Security Documents.

(a)                                 Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and other Secured Parties.  Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Security Documents, (ii) execute and deliver each Security Document and accept delivery of each such agreement delivered by any Loan Party, (iii) act as collateral agent for the Lenders and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Security Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b)                                 Each of the Lenders hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders against any of the following:

(i)                                     all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, and all other Obligations that the Administrative Agent has been notified in writing are then due and payable;

(ii)                                  [reserved]; and

(iii)                               any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) and the Intercreditor Agreement (unless such sale is made to another Loan Party).

(c)                                  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee under the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale or other disposition.

(d)                                 Each of the Lenders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.11 promptly upon the effectiveness of any such release.

(e)                                  Each of the Lenders hereby consents to the release of any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

(f)                                   Without limiting the generality of the foregoing, each Lender acknowledges that it has received a copy of the Intercreditor Agreement, consents to and authorizes the Administrative Agent’s execution and delivery thereof on behalf of such Lender and agrees to be bound by the terms and provisions thereof, including the purchase option contained therein.  Each Lender hereby authorizes the Administrative Agent to enter into any intercreditor arrangement and any subordination arrangement with respect to any Indebtedness permitted hereunder that requires or contemplates such an arrangement on behalf such Lender.

SECTION 8.12  [Reserved].

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Notices.

(a)                                 Notices Generally.  Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to the applicable party hereto as provided in Schedule 9.01.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided therein.

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II hereof by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in clause (i) above, of notification that such notice or communication is available and identifying the website address therefor; provided, that, in the case of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Change of Address, etc.  The Borrower, the Administrative Agent may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire transfer instructions for such Lender.

(d)                                 Public Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including the U.S. federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Group Members or their securities for purposes of the U.S. federal or state securities Laws.  In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Agents and other Lenders may have access to such information and (ii) neither the Borrower nor any Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such information.

(e)                                  Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by an final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

(f)                                   Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance of such Person on each notice purportedly given by or on behalf of the Borrower; provided, that such indemnity shall not, as to the Administrative Agent, such Lender or such Related Party, be available to the extent that such losses, costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent, such Lender or such Related Party.

SECTION 9.02  Waivers; Amendments.

(a)                                 No Waiver; Remedies Cumulative; Enforcement.  No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege.  The rights, remedies, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.16) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.

(b)                                 Amendments, Etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than any Fee Letter executed on or prior to the Amendment and Restatement Effective Date), and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Required Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(i)                                     extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)                                  reduce the principal of, or rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate; provided further, that this clause (ii) does not apply to any modification to the definition (including the component definitions thereof) or application of the “Interest Coverage Ratio” or “Secured Net Leverage Ratio”;

(iii)                               postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby; provided, that this clause (iii) shall not apply to any changes to Section 2.09 (other than any postponement of any date of payment thereunder);

(iv)                              change Section 2.15(b) or Section 2.16 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)                                 change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(vi)                              with respect to any Credit Extension after the Closing Date, waive any condition set forth in Section 4.02 without the written consent of the Required Lenders;

(vii)                           release all or substantially all of the Collateral or the Borrower or all or substantially all of the Subsidiary Guarantors from their Guarantee of the Secured Obligations of the Borrower, in each case, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent, in each case in addition to the Borrower and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary contained in this Section 9.02 or any Loan Document, no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Indebtedness that is Junior Debt (or a senior representative with respect to any of the foregoing) as parties thereto, as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders), or (ii) that is expressly contemplated by any intercreditor agreement or arrangement permitted under this Agreement); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

SECTION 9.03  Expenses; Indemnity; Etc.

(a)                                 Costs and Expenses.  The Borrower agrees to pay or reimburse (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and other Agents in connection with the syndication of the Revolving Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, any other documents prepared in connection herewith or therewith, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction, including the reasonable fees and expenses of counsel to the Administrative Agent and counsel to the Lenders in connection with any resignation of the Administrative Agent and appointment of a successor Administrative Agent and matters related thereto, and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the other Agents, each Lender (including the fees, charges and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction for the Administrative Agent, any Agent and any Lender (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel for each affected Person)) in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including in connection with any workout, restructuring or negotiations in respect of the Loans or the Loan Documents, including the reasonable fees, charges and disbursements of counsel.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each other Agent, each Lender and each Related Parties of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), reasonable and documented disbursements and out-of-pocket fees and expenses (including the fees, charges and disbursements of one firm of counsel and one firm of local counsel in each applicable jurisdiction for the Indemnitees (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel for each affected Person) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby; or (y) any Commitment, any Credit Extension or the use or proposed use thereof or of the proceeds thereof; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee; or (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any other location, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries (clauses (i) and (ii), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person.  This Section 9.03(b) shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims or costs arising from any non-Tax claims, demands, actions, judgments or suits.

(c)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim against any Indemnitee or Loan Party, respectively, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any other document contemplated thereby, the transactions contemplated thereby, any Commitment or any Credit Extension, the use thereof or of the proceeds thereof or such Indemnitee’s or Loan Party’s respective activities in connection therewith (whether before or after the Closing Date).  Notwithstanding the foregoing, nothing in the preceding sentence shall limit the indemnification obligations of the Borrower under Section 9.03(b) with respect to special, indirect, consequential or punitive damages arising in a third party claim against an Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials obtained through any Platform or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(d)                                 Payments.  All amounts due under this Section shall be payable promptly after demand therefor by the relevant Person entitled thereto.

SECTION 9.04  Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans; provided, that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.  (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of an Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned and (B) in any case not described in the foregoing subclause (A), the amount of the Commitment (which for this purpose includes Loans outstanding thereunder) of the assigning Lender, or if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining where such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments unless (x) any Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is to any financial institution or Fund with assets or assets under management, or any combination thereof, of more than $250,000,000; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Administrative Agent shall acknowledge any such assignment;

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (except as otherwise provided in Section 2.22(b)), together with a processing and recordation fee of $3,500; provided, that (x) the Administrative Agent may, in its sole discretion, elect to waive such fee in the case of any assignment and (y) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable ratable share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full ratable share of all Loans in accordance with its Revolving Percentage; provided that, notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution, the Borrower or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.06 with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent in respect of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or consent described in the first proviso to Section 9.02(b) that directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.19 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that (x) such Participant agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section and (y) a Participant shall not be entitled to receive any greater payments under Sections 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.16 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Credit Extensions or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that any such Commitment, Credit Extension or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such

Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                   [Reserved].

SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated.  The provisions of Sections 2.16, 2.17, 2.18, 2.19, 9.03, 9.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof, provided that the foregoing provisions of this Section 9.05 shall continue in effect for the benefit of the L/C Issuer (as defined in the Original Credit Agreement) and the Swingline Lender (as defined in the Original Credit Agreement), their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such L/C Issuer or Swingline Lender was acting as L/C Issuer or Swingline Lender, as applicable.

SECTION 9.06  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees and expenses payable to the Agents and the Lenders (or any of them), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon the satisfaction of the conditions specified in the Amendment and Restatement Agreement to which this Agreement is attached as Exhibit A.

(b)                                 Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 9.07  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provision shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09  Governing Law; Jurisdiction; Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)                                 Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against the Administrative Agent, any Lender or any Related Party of any of the foregoing, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12  Confidentiality.  Each of the Agents and each of the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section (or as may otherwise be reasonably acceptable to the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or any of its Subsidiaries or the Revolving Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility; (h) with the consent of the Borrower; or (i) to the extent that such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, that in the case of information received from the Borrower or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13  PATRIOT Act.  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.  Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

SECTION 9.14  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender.

SECTION 9.15  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 9.16  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Group Members and any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agents and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.